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                                                                   EXHIBIT 10.17


                CONFIDENTIAL TREATMENT REQUESTED BY ABGENIX, INC.


                          GENE THERAPY RIGHTS AGREEMENT


     This Gene Therapy Rights Agreement (the "Agreement"), effective as of November 1, 1997 (the "Effective Date") is made by and among Cell Genesys, Inc., a Delaware corporation ("CGI") and Abgenix, Inc., a Delaware corporation ("ABX").

                                    RECITALS

     A. Xenotech, L.P. ("XT") is a limited partnership formed in June 1991 by JT Immunotech USA Inc. ("JT Immunotech"), a wholly-owned indirect subsidiary of Japan Tobacco, Inc. ("JTI"), and CGI to research, create and develop transgenic mice that make human antibodies when immunized with antigens (as defined below, "Mice").

     B. Pursuant to that certain Stock Purchase and Transfer Agreement effective July 15, 1996, CGI assigned to ABX certain of its rights in and to XT, including rights relating to the use and commercialization of the Mice pursuant to the terms of the MRLOA (as that term is defined below).

     C. CGI and ABX have entered into certain other agreements which relate to ABX's interest in XT and the use and exploitation of the Mice and products generated from the Mice, including without limitation the Gene Therapy Rights Agreement effective as of July 15, 1996, the Voting Agreement effective as of July 15, 1996, and the Immunization Services Agreement effective as of July 15, 1996.

     D. CGI has also entered into the Universal Receptor License Option Agreement with XT, effective June 28, 1996 (the "URLOA"), which grants CGI the option to enter into license agreements with XT regarding the use of the Mice for generation of antibodies for use in universal receptor products.

     E. CGI and ABX now desire to restructure the agreements existing between them and certain agreements with XT.

     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


1.   DEFINITIONS

     For purposes of this Agreement, the terms set forth in this Article shall have the meanings set forth below:

     1.1 "ABX-Controlled Rights" shall mean all rights to patents or technology (including biological materials) that are licensed to ABX pursuant to (i) the MRLOA, (ii) Product Licenses




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from XT for Covered Products related to CGI Antigens, or (iii) any other license or similar agreement granting ABX rights to patents or technology to the extent, and only to the extent, that such patent or technology is reasonably necessary to exercise the rights in (i) and (ii) to make, have made, use, sell, offer to sell, or import Covered Products in the field of Gene Therapy (each such agreement being referred to as an "ABX In-License"), in each case to the extent that ABX has the right under the terms of the applicable ABX In-License to further license or sublicense such rights during the term of this Agreement; provided, however, that "ABX-Controlled Rights" shall not include Antigen Specific Technology. Exhibit D lists the ABX- Controlled Rights as of the Effective Date.

     1.2 "ABX Proprietary Antigen" shall mean a specifically identified Antigen for which an issued patent, or a pending patent application being prosecuted in good faith in the United States or Europe, which patent or application is owned or controlled by ABX prior to CGI's exercise of its Option with respect to such Antigen in accordance with Article 2 below, contains claims to the following:
(i) the composition of such specifically identified Antigen or Genetic Material encoding the Antigen, (ii) a method of therapeutic use of an Antibody or other moiety which binds to such specifically identified Antigen, or (iii) the composition of an antibody to such Antigen (excluding compositions of antibodies resulting from immunization services under Article 3 of this Agreement).

     1.3 "ABX Territory" shall mean the United States and its territories, and Canada and Mexico.

     1.4 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with ABX, CGI or a Sublicensee. An entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). As used herein, a "Wholly-Owned Subsidiary" shall mean an Affiliate in which ABX owns or controls one hundred percent (100%) of such shares in such Affiliate. Notwithstanding the foregoing, neither ABX, CGI, JTI nor XT shall be considered to control, be controlled by, be under common control with, or be an Affiliate of the other for purposes of this Agreement.

     1.5 "Antibody" shall mean a composition comprising a whole antibody or fragment thereof, said antibody or fragment having been generated from the Mice or Future Generation Mice or having been derived from nucleotide sequences encoding, or amino acid sequences of, such an antibody or fragment.

     1.6 "Antibody Product" shall mean any product comprising an Antibody or Genetic Material encoding an Antibody wherein, in respect of each Antibody Product, said Genetic Material does not encode multiple Antibodies.

     1.7 "Antigen" shall have the meaning set forth in the MRLOA.




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     1.8  "Antigen Invention" shall mean intellectual property rights in and to patentable inventions (including patent and patent applications) which both (i) include claims to the following:

          (A) the composition of matter of Antigens, or Genetic Materials (if any) encoding such Antigens (or fragments, hybrids, or homologues of such Genetic Materials or such Antigens);

          (B) the composition of matter of Antibodies which bind to the Antigen, or Genetic Materials encoding such Antibodies (or fragments, hybrids or homologues of such Genetic Materials or such Antibodies), and cells that express or secrete such Antibodies;

          (C) methods of treatment of humans using antibodies that bind to the Antigen or Genetic Materials encoding such antibodies; or

          (D) antibodies that bind to the Antigen, or Genetic Materials encoding such antibodies (or any uses of such antibodies or Genetic Material);

          and (ii) wherein, but for a license thereto, such claims would be infringed by the manufacture, use, sale, offer for sale, or import of Antibody Products to such Antigen.

     1.9 "Antigen-Specific Technology" shall mean any intellectual property or technology or other proprietary rights of ABX in or to ABX Proprietary Antigens, including: (i) compositions of such Antigens and Genetic Materials encoding such Antigens; (ii) uses of such Antigens; (iii) antibodies that bind to such Antigens and Genetic Materials encoding such antibodies, and cells that express or secrete such antibodies; and (iv) uses of antibodies to such Antigens; provided, however, that Antigen-Specific Technology shall not include rights in and to such intellectual property created in connection with the performance of services for CGI under Article 3 of this Agreement to the extent such intellectual property is reasonably necessary for CGI to make, use, sell, or otherwise exploit Covered Products in accordance with a CGI Product Sublicense. Antigen-Specific Technology shall also include methods to discover novel Antigens and methods of using Antigens other than to create Antibodies pursuant to this Agreement.

     1.10 "Buy-In Right" shall mean the right of ABX or JTI under the terms of the MRLOA to obtain an option for an Exclusive Home Territory Product License with respect to an Antigen that has been Selected by the other.

     1.11 "CGI Antigen" shall mean an Antigen which ABX has Selected upon the request of CGI as provided in Section 2.2 below or for which ABX has exercised its Buy-In Rights upon the request of CGI as provided in Section 2.3 below.

     1.12 "CGI Product Sublicense" shall mean a sublicense, in the form attached hereto as Exhibit B, to be granted by ABX to CGI pursuant to Section 2.6 of this Agreement.




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     1.13 "CGI Proprietary Antigen" shall mean a specifically identified Antigen for which an issued patent, or a pending patent application being prosecuted in good faith in the United States or Europe, which patent or application is owned or controlled by CGI prior to CGI's exercise of its Option with respect to such Antigen in accordance with Article 2 below, contains claims to the following:
(i) the composition of such specifically identified Antigen or Genetic Material encoding the Antigen, (ii) a method of therapeutic use of an antibody or other moiety which binds to such specifically identified Antigen, or (iii) the composition of an antibody to such Antigen (excluding compositions of antibodies resulting from immunization services under Article 3 of this Agreement).

     1.14 "Covered Product" shall mean any Antibody Product which incorporates
(i) an Antibody which binds to a particular Antigen or (ii) Genetic Material encoding such an Antibody wherein said Genetic Material does not encode multiple Antibodies. If ABX acquires the right to sell (and the right to sublicense the right to sell) any other product derived through immunization of Mice or Future Generation Mice, whether by amendment of the MRLOA or otherwise, such products shall be included in the definition of Covered Product under this Agreement and shall be incorporated in the definition of Product under CGI Product Sublicenses entered into pursuant to this Agreement.

     1.15 "Future Generation Mice" shall have the meaning set forth in the MRLOA.

     1.16 "Genetic Material" shall mean a nucleotide sequence, including DNA, RNA, and complementary and reverse complementary nucleotide sequences thereto, whether coding or noncoding and whether intact or a fragment.

     1.17 "Gene Therapy" shall mean the treatment or prevention of a disease by means of [***].
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     1.18 "GenPharm Cross License" shall mean that certain Cross License entered into by and between ABX, CGI, JTI, XT, and GenPharm International, Inc.
effective as of March 26, 1997, as the same may be amended from time to time.

     1.19 "Home Territory" shall mean either the JTI Territory or the ABX Territory, as the case may be.

     1.20 "IND" shall mean an Investigational New Drug Application to the U.S. Food and Drug Administration, or its non-U.S. equivalent.

     1.21 "JTI Territory" shall mean Japan, Taiwan, and South Korea (including the territory now comprising North Korea, if reunited with South Korea after the date hereof).

     1.22 "Licensed Technology" shall mean:

          (i) the ABX-Controlled Rights;

          (ii) subject matter (including patentable inventions, information, biological materials and other intellectual property, and including all patent-and other intellectual property rights therein) created by ABX in performing immunization services at the request of CGI under Article 3 of this Agreement, in each case to the extent such subject matter is reasonably necessary for CGI to make, use, sell or otherwise exploit Covered Products in accordance with a CGI Product Sublicense.

          (iii) all other subject matter (including patentable inventions, information, biological materials and other intellectual property, and including all patent- and other intellectual property rights therein) owned by ABX, in each case to the extent that ABX has the right, under the terms of the applicable agreement(s), if any, pursuant to which ABX acquired such rights, to license or sublicense such rights to CGI hereunder during the term of this Agreement, and in each case only to the extent such subject matter is reasonably necessary to make, use, sell or otherwise exploit Covered Products in accordance with a CGI Product Sublicense; provided, however, that Antigen Specific Technology shall be excluded from Licensed Technology.

     1.23 "Mice" shall have the meaning set forth in the MRLOA.

     1.24 "MRLOA" and "Master Research License and Option Agreement" shall mean that certain Master Research License and Option Agreement entered into by and among XT, JTI and CGI effective as of June 28, 1996, as amended from time to time. As used herein, "MRLOA" shall also mean and include any agreement which supersedes the MRLOA.

     1.25 "Net Sublicense Revenues" shall mean (i) the amount of cash license fees, milestone payments, Premium on Equity, and running royalties received by ABX or its Wholly-Owned Subsidiary in respect of a Sublicense, less (ii) any cash payments, including license fees, milestone payments or royalties, that ABX is required to pay to third parties (other than amounts paid to XT for


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XT's own account, as described in (iii) below) as a result of such Sublicense with respect to such Antigen by reason of the grant or exercise of such Sublicense, and less (iii) one-half of any amounts paid by ABX to XT for XT's own account (i.e., amounts that are paid to XT net of amounts XT is obligated to pay to third parties other than JTI or its Affiliates) by reason of ABX's acquiring or exercising (directly or through third parties) the Product License, or other rights under the Licensed Technology, for such Antigen. In determining Net Sublicense Revenue:

          1.25.1 For purposes of clarification, it is understood and agreed that Net Sublicense Revenues shall (A) not include amounts paid to ABX [***], and (B) shall be [***] payments that ABX otherwise would be required to make.

          1.25.2 For purposes of this Agreement, [***] shall mean the amount by which cash amounts received by ABX or its Wholly-Owned Subsidiary [***].

          1.25.3 In the event that ABX or its Wholly-Owned Subsidiary grants a Sublicense to an entity that is not a Wholly-Owned Subsidiary of ABX, and [***]. It is understood that if ABX grants a Sublicense to a Wholly-Owned Subsidiary, any consideration received by ABX from such Wholly-Owned Subsidiary in respect of such Sublicense shall not be
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included within the definition of Net Sublicense Revenues; however, if following such grant of a Sublicense, the entity ceases to be a Wholly-Owned Subsidiary of ABX, any cash payment that ABX receives thereafter (including in the transaction in which such entity ceases to be a Wholly-Owned Affiliate) shall be deemed within Net Sublicense Revenues to the extent the same is attributable to the Sublicense.

     1.26 "Product License" shall mean a license granted from XT to ABX pursuant to the terms of the MRLOA (including without limitation Sections 4.2, 5.2, 5.5, 5.6, 6.2, or 7.1 thereof) permitting ABX to commercialize certain Antibody Products. Product Licenses shall include Exclusive Worldwide Product Licenses, Exclusive Qualified Worldwide Product Licenses, Co-Exclusive Worldwide Product Licenses, and Exclusive Home Territory Product Licenses, as such terms are defined in the MRLOA.

     1.27 "Rest of the World" shall mean all countries of the world other than the countries in the ABX Territory and the JTI Territory.

     1.28 "Selecting" an Antigen or to "Select" an Antigen or similar phrases shall refer to the process described in Article 4 of the MRLOA whereby JTI or ABX obtains an option to acquire a Product License related to a particular Antigen, and shall also include (i) the process of obtaining a Product License pursuant to Section 7.1 of the MRLOA and (ii) any other process by which ABX may have the right to obtain a license to make use and sell Covered Products related to Antigens chosen by ABX.

     1.29 "Selection Slot" shall mean the right of ABX to Select an Antigen pursuant to the terms and procedures set forth in the MRLOA.

     1.30 "Six-Month Period" shall mean the first six (6) months of each Year (i.e., the six-month period ending on June 30) and the last six (6) months of each Year (i.e., the six-month period ending on December 31).

     1.31 "Sublicensee" shall mean a third party that is not an Affiliate to whom ABX has, granted a sublicense under the Licensed Technology to both make and sell a particular Covered Product. "Sublicensee" shall also include a third party to whom ABX has granted the right to distribute Covered Product, provided that such third party is responsible for marketing and promotion of such Covered Product. It is understood that CGI is not a Sublicensee of ABX for purposes of this Agreement. As used in this Agreement, "Sublicense" shall mean an agreement or arrangement pursuant to which such a sublicense or distribution right has been granted.

     1.32 "Transgenic Product" shall have the meaning set forth in the GenPharm Cross License.

     1.33 "Year" shall mean each calendar year.




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     1.34 Terminology Regarding Antibody Products, Covered Products, and
Licenses. For purposes of clarification, it is understood and agreed that (i) references to Antibody Products or Covered Products "to X," "for X," "related to X," and "with respect to X" and similar references, where "X" is an Antigen (including without limitation any Product Antigen or Sublicense Product Antigen), shall mean Antibody Products or Covered Products which incorporate (A) an Antibody which binds to such Antigen or (B) Genetic Material encoding such an Antibody wherein said Genetic Material does not encode multiple Antibodies, and
(ii) references to a license or sublicense (including without limitation any Product License, CGI Product Sublicense, or Direct Third Party Sublicense) "to X," "for X," "related to X," and "with respect to X" and similar references, where "X" is an Antigen, shall mean such licenses or sublicenses conveying rights to Antibody Products for such Antigen.


2.   OPTION FOR ANTIGEN SELECTION AND CGI PRODUCT SUBLICENSES

     2.1  Option to Acquire CGI Product Sublicenses.

          2.1.1 Option. Pursuant to the terms and conditions set forth in this Agreement, ABX hereby grants to CGI an option (the "Option") to enter into CGI Product Sublicenses during the term of this Agreement, which Option may be exercised by CGI with respect to two (2) Antigens per Year, [***], all pursuant to the procedures set forth in this Article 2.

          2.1.2 Loss of Unexercised Slot. If CGI does not exercise the Option with respect to the full number of Antigens for which CGI has the right to exercise the Option for any given Six-Month Period, then the unexercised Option shall expire with respect to that number of Antigens for which it was not exercised (i.e., so that unexercised Options may not be carried over by CGI to any subsequent Six-Month Period). However, in the event that ABX obtains the right to carry Selection Slots forward from the first Six- Month Period in a Year and exercise them in the second Six-Month Period in that same Year, then CGI shall also have the same right to the same extent to so carry forward a proportional number of Selection Slots, in accordance with procedures to be reasonably agreed by CGI and ABX, and in the event that ABX obtains the right to carry Selection Slots forward from one Year to the next, ABX and CGI shall negotiate in good faith whether, and if so the manner in which, the benefit of such carry-forward will be made available to CGI; provided, however, that in no event shall CGI be entitled to carry forward more Selection Slots than ABX is permitted to carry forward and in no event shall CGI be entitled to carry any Slot forward more than [***].

          2.2 Selection of CGI Antigens. To exercise the Option with respect to an Antigen, CGI must notify ABX in writing (each such notice an "Exercise Notice") that CGI desires ABX to Select an Antigen for CGI for a given Six-Month Period and identify the Antigen. A Form of Exercise Notice is attached hereto as Exhibit E. An Exercise Notice with respect to an Antigen for a given Six-Month Period must be given during the Six-Month Period immediately preceding the Six-Month Period for which the Exercise Notice is given, it being understood that if CGI has not, for each Selection Slot available to CGI for a given Six-Month Period, provided the first Exercise Notice for
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such Selection Slot on or before the last day of the preceding Six-Month Period
(i.e., on or before December 31st or June 30th), CGI shall be deemed not to have exercised its Option for such Selection Slots. Notwithstanding the foregoing, the Exercise Notice with respect to the Option for the Six-Month Period ending on December 31, 1997 may be given by CGI at any time prior to December 1, 1997, and the Exercise Notice with respect to the Option for the Six-Month Period beginning on January 1, 1998 may be given by CGI at any time prior to January 31, 1998. CGI may also, in cases in which Section 7.1 of the MRLOA applies (i.e., those cases in which CGI has proprietary rights in the Antigen), request in the Exercise Notice that ABX Select the Antigen pursuant to Section 7.1 of the MRLOA; provided, however, that CGI shall provide to ABX for disclosure to JTI the basis for claiming that Section 7.1 of the MRLOA applies. Following receipt of such Exercise Notice:

          (a) ABX shall promptly and in good faith determine whether, at the time ABX received CGI's Exercise Notice, any of the following conditions (each, an "Impediment") existed:

               (i) the Antigen so identified by CGI was not then available, under the terms of the MRLOA, for Selection by ABX because (A) ABX or JTI then has in effect a Product License with respect to such Antigen, or has previously Selected such Antigen and has the continuing right to acquire a Product License with respect to such Antigen by reason of such Selection; (B) XT is obligated to grant to a third party other than ABX or JTI exclusive rights to sell one or more Covered Products to such Antigen (or has granted such rights to such third parties, which rights are then in effect), or (C) XT otherwise does not have the authority to grant ABX rights to Covered Products to such Antigen;

               (ii) ABX was contractually obligated to Select such Antigen for a third party, or has granted to a third party a contractual right (including, without limitation, an option) to require ABX to Select such Antigen on such third party's behalf, it being understood that the Antigen must be specifically identified as part of such obligation or right;

               (iii) the Antigen so identified by CGI is an ABX Proprietary Antigen;

               (iv) ABX is actively and in good faith engaged in negotiations with a third party regarding the grant to such third party of a license under the Licensed Technology to commercialize Covered Products related to such Antigen; or

               (v) ABX has performed research on its own behalf regarding such Antigen and has reached a point equivalent to completion of Item No. 11 of the attached Exhibit A [***] of Mice or Future Generation Mice with such Antigen.

ABX shall, within thirty (30) days after receiving the Exercise Notice, notify CGI in writing of any such Impediment and, unless contractually prohibited from doing so, provide reasonable documentation of the existence of such Impediment; provided, that at ABX's election ABX may provide such documentation under circumstances reasonably calculated to ensure the confidentiality
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thereof, which circumstances may include disclosure of such documentation to a third party, chosen by CGI and reasonably acceptable to ABX, under terms of a confidentiality agreement. If such an Impediment exists and ABX so notifies CGI during such period, then ABX shall not be obligated to Select such Antigen or grant to CGI a CGI Product Sublicense with respect to such Antigen; provided, however, that nothing herein shall preclude CGI from later attempting again to exercise the Option with respect to such Antigen in accordance with this Article
2. In the event that CGI has exercised the Option with respect to an Antigen, but has been unable to have ABX Select such Antigen by reason of an Impediment (as set forth in this Section 2.2), then CGI may again exercise such Option for a different Antigen, as provided in Section 2.2(b) below.

          (b) Subject to paragraph 2.2(a) above, ABX shall Select such Antigen at the first [***], or at the next other opportunity at which ABX may make such selection, whichever occurs first. If requested to do so by CGI in an appropriate case, ABX shall Select such Antigen pursuant to Section 7.1 of the MRLOA. ABX agrees to keep available for Selection at CGI's request in accordance with this Section 2.2 during each Six-Month Period the number of Selection Slots with respect to which CGI has the right to exercise the Option for such Six-Month Period, it being understood, however, that if CGI does not exercise the Option during the time permitted under this Section 2.2, ABX shall have the right to use such Selection Slot for its own account or for the benefit of a third party, subject to Section 5.1 below. It is understood that if CGI exercises its Option with a timely Exercise Notice but an Impediment exists with respect to the Antigen requested by CGI, ABX shall, unless the parties otherwise mutually agree, be required to keep the Selection Slot available for CGI to exercise the Option with respect to an alternative Antigen until the midpoint of the Six-Month Period during which the Selection Slot was to be exercised on behalf of CGI (i.e., March 31st or Sept 30th of such Six-Month Period, as the case may be). CGI may exercise the Option with respect to such alternative Antigen by sending a new Exercise Notice naming such alternative Antigen; provided, however, that if ABX receives such an Exercise Notice naming an alternative Antigen less than thirty (30) days before the first quarterly meeting within the Six-Month Period, then ABX may, in its discretion, [***] within the Six-Month Period or the next available opportunity, whichever is sooner. If CGI has not provided an Exercise Notice naming an alternative Antigen that is free of Impediments prior to the midpoint of the Six-Month Period, then
(i) ABX shall not be obligated to Select an Antigen for CGI using that Selection Slot during such Six-Month Period but (ii) ABX shall not, without CGI's written consent, be entitled to Select another Antigen on behalf of itself or a third party using such Selection Slot.

          (c) CGI shall be responsible for the payment of all amounts that ABX may owe to XT under the MRLOA by reason of ABX's Selection of an Antigen on behalf of CGI. Upon ABX's Selection of an Antigen identified by CGI under this
Section 2.2, such Antigen shall become a "CGI Antigen." ABX shall promptly notify CGI of its Selection of an Antigen requested by CGI and shall inform CGI of the deadline for ABX to exercise its option under the MRLOA to obtain a Product License resulting from Selection of the Antigen.
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          (d)  Coordination with Selection Under MRLOA.

               (i) With the Exercise Notice for each CGI Antigen, CGI shall propose a definition of such CGI Antigen and shall provide a summary of the scientific background for Selection of such CGI Antigen at least sufficient for ABX to comply with its minimum disclosure obligations under Section 4.2(i)(a) of the MRLOA.

               (ii) In the event a dispute arises between CGI and ABX as to whether the definition proposed by CGI indicates a substance that is sufficiently characterized to be within the definition of Antigen set forth in the MRLOA, the issue shall be resolved by binding arbitration by one arbitrator reasonably acceptable to the parties who is experienced in the pharmaceutical industry and in biological research and development. If the parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the San Francisco office of the American Arbitration Association. The arbitrator shall in a written opinion state whether the selected substance is an Antigen. The arbitration shall be conducted in English and shall be held in San Francisco, California. Each party shall pay its own costs in connection with such arbitration and share equally the other expenses associated with the arbitration. Any arbitration subject to this Section 2.2(d) shall be completed within sixty (60) days from the filing of notice of a request for such arbitration.

               (iii) ABX agrees to use reasonable efforts to obtain JTI's agreement to the CGI Antigen definition proposed by CGI to the extent that such proposed definition is consistent with the definition of "Antigen" under the MRLOA, and CGI agrees to provide reasonable cooperation to ABX in support of such efforts. Prior to Selection of the Antigen by ABX, CGI and ABX agree, at the request of either party, to discuss in good faith the definition of the CGI Antigen proposed by CGI and any proposed changes to such definition. Notwithstanding any other provision of this Agreement, it is understood that the rights granted to CGI under this Agreement (and any CGI Product Sublicense entered into under this Agreement) shall be subject to the definition for each CGI Antigen that is established in accordance with the terms of the MRLOA.

     2.3  Buy-In Rights.

          2.3.1 Notice. ABX may, at its sole election, from time to time describe to CGI one or more Buy-In Rights that ABX may be entitled to exercise in respect of Antigens Selected by JTI, as well as the deadline for exercising such Buy-In Rights, and offer to exercise such Buy-In Rights as to an Antigen at the request of CGI in lieu of CGI's exercising its Option [***] for that Six-Month Period or, if the parties mutually agree, for any following Six-Month Period. It is understood that the parties may need to reach additional agreements regarding disclosure and licensing of Antigen Inventions regarding such Antigen before agreeing to have ABX exercise its Buy-In Right for such Antigen as described in this Section 2.3.

          2.3.2 Request by CGI. If, in response to a proposal under Section
2.3.1 and after the parties have negotiated the terms of such a proposal (including without limitation the rights to disclose or license Antigen Inventions pursuant to the terms of the MRLOA), CGI requests that ABX
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exercise its Buy-In Right related to an Antigen, ABX shall, to the extent it has the right to do so, exercise its Buy-In Right related to such Antigen promptly following the request by CGI.

          2.3.3 Payment; Exercise. CGI shall be responsible for the payment of all amounts that ABX may owe to XT under the MRLOA by reason of ABX's exercising a Buy-In Right related to an Antigen on behalf of CGI under this Section 2.3. Upon ABX's exercise under the MRLOA of a Buy-In Right related to an Antigen as requested by CGI under this Section 2.3, the Antigen to which the Buy-In Right relates shall be a "CGI Antigen." ABX shall promptly notify CGI of its exercise of a Buy-In Right requested by CGI and shall inform CGI of the deadline for ABX to exercise its option under the MRLOA to obtain a Product License resulting from the exercise of the Buy-In Right. In the event that CGI so requests ABX to exercise its Buy-In Right with respect to an Antigen, and ABX exercises such Buy-In Right under the MRLOA with respect to such Antigen pursuant to such Buy-In Right, then CGI shall be deemed to have exercised its Option [***] in the Six-Month Period in which CGI requested ABX to exercise such Buy-In Right; provided, however, that if ABX does not exercise its Buy-In Right, then CGI shall not be deemed to have exercised its Option [***] by reason of requesting ABX to exercise such Buy-In Right.

     2.4  Obtaining Product Licenses from XT to ABX for CGI Antigens.

          2.4.1 Notice. Following Selection of a CGI Antigen, or exercise of a Buy-In Right for a CGI Antigen, (i) ABX shall (subject to Section 4.1.2 below) exercise its rights under the MRLOA and obtain a Product License for such CGI Antigen from XT, (ii) CGI shall be responsible for payment of any amounts due to XT pursuant to the terms of the MRLOA by reason of such exercise, and (iii) ABX and CGI shall enter into a CGI Product Sublicense pursuant to the terms of
Section 2.6 of this Agreement with respect to such CGI Antigen. Notwithstanding the foregoing, in the event that CGI provides written notice to ABX, no later than thirty (30) days prior to the deadline for ABX to enter into a Product License for a CGI Antigen, instructing ABX not to exercise its rights to obtain a Product License for that CGI Antigen on behalf of CGI (each such notice an "Abandonment Notice"), then (i) CGI shall not be obligated to pay amounts due to XT pursuant to the terms of the MRLOA for such Product License, (ii) ABX shall not be obligated to obtain such Product License, and (iii) ABX shall not be obligated to enter a CGI Product Sublicense for such Antigen. If CGI sends such an Abandonment Notice with respect to an Antigen, then that Antigen shall cease to be a CGI Antigen for purposes of this Agreement; however, it is understood that CGI shall nonetheless continue to be considered to have exercised the Option for purposes of determining the number of Antigens for which CGI is entitled to exercise the Option under Section 2.1 above.

          2.4.2 Use by ABX. It is understood that if ABX has Selected a CGI Antigen or exercised a Buy-In Right for a CGI Antigen and CGI thereafter gives ABX an Abandonment Notice regarding that CGI Antigen as provided in Section 2.4.1, ABX shall be entitled, in its sole discretion, to exercise ABX's option and enter into the Product License related to that Antigen on its own behalf and shall not be obligated to enter into the corresponding CGI Product Sublicense, and shall not be obligated to make the payments to CGI provided under Section
5.1 of this Agreement (although ABX will remain obligated to make the payments, if any, required under Section 6.3); provided,
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however, that in such event CGI shall not be responsible to pay any further amounts due from ABX to XT with respect to such Product License.

     2.5 Research License. Following Selection of each CGI Antigen (or exercise of a Buy-In Right for each CGI Antigen) and subject to the terms and conditions of this Agreement, ABX agrees to grant, and hereby grants, to CGI a nonexclusive sublicense under the Licensed Technology to develop, make, have made, use, import or export or otherwise transfer physical possession of (but not to sell, lease, offer to sell or lease, or otherwise transfer title to) Covered Products related to such CGI Antigen and cells that express or secrete Antibodies to such CGI Antigen, in each case solely for purposes relating to or in connection with research or development (i) of Covered Products for use in the field of Gene Therapy or (ii) involving Genetic Material when used with viral or nonviral gene transfer systems. CGI shall have the right to sublicense the rights granted under this Section 2.5 upon the approval of ABX, which approval shall not be unreasonably withheld. In the event that ABX refuses to approve such a sublicense, ABX shall, to the extent that ABX has the right to do so, grant at CGI's request a nonexclusive sublicense of such rights directly to a non-Affiliate third party designated by CGI on terms and conditions substantially identical to the applicable terms and conditions of this Agreement. The sublicense granted by ABX under this Section 2.5 with respect to a CGI Antigen (and the further sublicenses, if any, granted by CGI under this Section 2.5 with respect to such CGI Antigen) shall terminate at such time as
(A) CGI sends ABX an Abandonment Notice pursuant to Section 2.4.1 above regarding such CGI Antigen or (B) CGI enters into a CGI Product Sublicense related to such CGI Antigen; provided, however, that termination of a sublicense under this Section 2.5 with respect to a CGI Antigen pursuant to (B) above shall not affect the duration or survival of a grant of similar rights or sublicense under the CGI Product Sublicense with respect to such CGI Antigen, which rights or sublicense shall terminate or expire only in accordance with the terms of such CGI Product Sublicense. In the event that ABX enters into a Product Sublicense with respect to a CGI Antigen and CGI has not within six (6) months thereafter entered into a CGI Product Sublicense with respect to such CGI Antigen, the sublicense granted under this Section 2.5 with respect to such CGI Antigen shall terminate. It is understood and agreed that (x) as to ABX-Controlled Rights, the grant of rights under this Section 2.5 shall be subject to and limited in all respects by the terms of the applicable ABX In-License(s) pursuant to which such ABX-Controlled Rights were granted to ABX and (y) the rights and sublicenses granted to CGI under this Section 2.5 or any other provision of this Agreement shall be subject in all respects to the GenPharm Cross License.

     2.6 Terms of CGI Product Sublicense. At such time as ABX enters into a Product License with XT with respect to a CGI Antigen pursuant to Section 2.4.1, CGI and ABX shall promptly execute a CGI Product Sublicense granting CGI rights corresponding to such CGI Antigen in the Gene Therapy field, all as set forth in the form of CGI Product Sublicense attached as Exhibit B hereto. During such time as CGI is an Affiliate of ABX (as the term "Affiliate" is defined in the GenPharm Cross License), CGI shall have a direct sublicense from XT under the GenPharm Cross License for Covered Products related to that CGI Antigen, as set forth in the Direct Sublicense of GenPharm Rights entered into by and between XT and CGI effective as of October ___, 1997 (the "Direct Sublicense of GenPharm Rights"). ABX shall arrange for Product Licenses entered into by ABX for CGI Antigens during such time as CGI is an Affiliate of ABX (as the term "Affiliate is defined in the GenPharm Cross License) to contain provisions specifying that rights under the GenPharm Cross License conveyed to ABX under such Product Licenses are subordinate to the rights conveyed to CGI under the Direct Sublicense of GenPharm Rights.

          2.6.1 Coordination With Direct Sublicense of GenPharm Rights.

               (a) To the extent (and only to the extent) that the grant of sublicenses and rights to CGI, or third parties, under the Direct Sublicense of GenPharm Rights precludes, under the terms of the GenPharm Cross License, the grant of any sublicense or rights under the GenPharm Cross License related to the same Antigen to ABX (whether by Product License or otherwise), ABX agrees that rights granted to ABX by XT, including the sublicense of rights under the GenPharm Cross License under the Product License related to that Antigen, shall be subordinate to the sublicenses and rights granted to CGI under the Direct Sublicense of GenPharm Rights.

               (b) For purposes of further clarification, it is understood that, to the extent that one or more sublicenses granted to CGI, or third parties, under the Direct Sublicense of GenPharm Rights terminate or expire for any reason (including without limitation any termination or expiration pursuant to Article 9 of the Direct Sublicense of GenPharm Rights), the rights granted to ABX under the Product Licenses related to the same CGI Product Antigens as the terminated or expired sublicenses shall no longer be subject to the rights granted to CGI under the Direct Sublicense of GenPharm Rights; and, accordingly, in such event the rights granted to CGI or third parties under the Direct Sublicense of GenPharm Rights may become part of the rights granted under the Product License from XT to ABX related to that Antigen (and from ABX to CGI in any corresponding CGI Product Sublicense), in each case to the extent so provided in the applicable Product License (or CGI Product Sublicense, respectively).

          2.6.2 Territory and Exclusivity. The Territory and exclusivity provided in a given CGI Product Sublicense shall be the same as the Territory and exclusivity granted to ABX under the Product License from XT to ABX related to the same Antigen. Accordingly, for example, (i) if ABX obtains a Co-Exclusive Worldwide Product License related to the CGI Antigen, the terms of the CGI Product Sublicense shall provide for a Territory which is the Home Territory of ABX and the Rest of the World and will provide that the rights granted therein are exclusive in the Home Territory of ABX and co-exclusive with JTI or its assignee or sublicensee in the Rest of the World, (ii) if ABX obtains an Exclusive Home Territory Product License related to the CGI Antigen, the terms of the CGI Product Sublicense shall provide for a Territory which is the Home Territory of ABX and will provide that the rights granted are exclusive in that Home Territory, (iii) if ABX obtains an Exclusive Qualified Worldwide Product License related to the CGI Antigen, the terms of the CGI Product Sublicense will provide for a Territory which is the Home Territory of ABX and the Rest of the World, and will provide that the rights granted are exclusive in that territory, and (iv) if ABX obtains an Exclusive Worldwide Product License related to the CGI Antigen, the terms of the CGI Product Sublicense will provide for a Territory which is worldwide and will provide that the rights granted are exclusive in that territory.

          2.6.3 Financial Terms. It is understood that the financial terms of each CGI Product Sublicense, including without limitation license fees, milestone payments, and royalty payments, shall be no less favorable to CGI than the financial terms of the Product License between ABX and XT related to the same Antigen. This Section 2.6.3 shall not be deemed to limit ABX's obligations under Section 11.1(v) below.

          2.6.4 Rights to Antigens. Notwithstanding any other provision of this Agreement, it is understood and agreed that neither this Agreement nor the CGI Product Sublicenses convey to CGI any rights ABX may have (whether by patentable invention, license, or otherwise) in or to Antigen Specific Technology, nor does the CGI Product Sublicense or this Agreement convey to ABX any rights that CGI may have (whether by patentable invention, license, or otherwise) in or to any technology of CGI whatsoever (other than the right to use Antigen provided by CGI for the purpose of conducting the immunization services set forth in Article 3 of this Agreement), unless the parties expressly agree otherwise in writing.

          2.6.5 Residual Rights. For purposes of clarification, it is understood that the license granted to CGI under a CGI Product Sublicense shall be for Covered Products in the Gene Therapy field, and that ABX shall retain all rights under the corresponding Product Licenses outside of the Gene Therapy field, subject to Section 5.2 below.


3.   IMMUNIZATION SERVICES

     3.1 Services. Following CGI's exercise of its Option with respect to an Antigen pursuant to Section 2.2 or exercise of a Buy-In Right to a CGI Antigen pursuant to Section 2.3, and upon request from CGI, ABX agrees to provide to CGI reasonable immunization services as described in Exhibit A hereto with respect to such CGI Antigen, [***]. Unless the parties agree otherwise in writing, ABX shall perform such immunization services with a number of Mice (or Future Generation Mice) as specified in Exhibit A and shall use a level of effort calculated to complete the tasks set forth in Exhibit A within six (6) months after the time CGI requests such services and provides to ABX both reasonably sufficient quantities of the Antigen and the primary and secondary screening assays as set forth in Exhibit A unless, with diligent efforts, ABX is unable to complete such services in such time, in which case ABX shall complete such services as soon as practicable; provided, that in no event shall ABX use efforts less than the efforts ABX uses for similar activities with respect to its own Antibody Products. CGI may direct ABX to use one or more types of Mice or Future Generation Mice from such colonies as ABX makes available for such use by third parties, provided that ABX shall not be obligated to use a total number of Mice and Future Generation Mice exceeding the number set forth in Exhibit A. It is understood that ABX shall have no obligation to provide immunization services related to an Antigen if an Impediment exists with respect to such Antigen (as described in Section 2.2 above) or ABX has not exercised its Buy-In Right with respect to such Antigen.

     3.2 Improvements; Disclosure and Cooperation. On CGI's request, ABX shall make reasonably available for use in connection with performance of immunization services pursuant to

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this Article 3, such improvements and new technologies (including without limitation immunization methodologies, hybridoma technologies, and the use of different strains of, or improvements in, Mice or Future Generation Mice for immunization) as may become available to ABX for use in performing such immunization services and are generally offered to be made similarly available by ABX to third parties. To the extent that ABX may make such improvements or new technologies available for use on behalf of CGI without incurring substantial incremental expenses, over the cost of performing immunization services using technologies available as of the Effective Date, ABX shall make such improvements or new technologies available to CGI at no cost to CGI, and if there is such substantial incremental expense, ABX shall notify CGI in advance and shall use such improvements or new technologies for immunization services under this Article 3 if CGI agrees in advance to pay such additional expenses. ABX agrees to keep CGI reasonably informed of any such improvements or new technologies and agrees to provide, on CGI's request, reasonable cooperation and assistance in helping CGI to understand the nature of the improvements or new technology and determine whether CGI should choose to request the use of such improvements or new technologies in performance of immunization services under this Agreement.

     3.3 Ownership of Materials and Intellectual Property. Except as otherwise provided in Section 8.1 of this Agreement, ABX shall retain all right, title and interest in any biological materials, information, technical data, ideas, discoveries, works of authorship, patentable and unpatentable inventions, know-how, engineering drawings, and equipment made by ABX (and its employees, agents, or representatives) in the course of performing immunization services under this Agreement.

     3.4 Supply of Hybridomas; Terms of Material Transfer. ABX agrees to use reasonable efforts to provide quantities of the hybridoma clones supplied in accordance with Exhibit A to CGI as reasonably requested by CGI. All hybridomas derived from Mice or Future Generation Mice provided from ABX to CGI shall remain the property of ABX, and the transfer of physical possession of any Transgenic Products to CGI shall not be construed as a sale, lease, offer to sell or lease, or other transfer of title. All Antibody Products transferred from ABX to CGI shall remain the property of ABX, and the transfer of physical possession to CGI, and/or possession or use by CGI, of such Antibody Products shall not be (nor be construed as) a sale, lease, offer to sell or lease, or other transfer of title to such Antibody Products. It is understood and agreed that transfer of hybridomas to CGI pursuant to Article 3 of this Agreement shall not convey to CGI any implied rights or sublicenses, and that CGI shall only be authorized regarding the manufacture, use, and other exploitation of such hybridomas pursuant to (and to the extent of) rights and sublicenses conveyed to CGI under a CGI Product Sublicense (and any corresponding sublicense directly to CGI from XT under the GenPharm Cross License, it being understood that all rights and sublicenses under the GenPharm Cross License are subject to the limitations set forth therein). CGI shall only use such hybridomas in compliance with all applicable national, state, and local laws and regulations, including all applicable National Institutes of Health guidelines and agrees that such hybridomas will not be used in humans, except in accordance with all applicable regulations and laws. CGI acknowledges that such hybridomas are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of such hybridomas and all derivatives thereof.

     3.5 Supply of CGI Antigen; Terms of Material Transfer. CGI Antigen materials, and primary and secondary screening assay materials, provided by CGI to ABX for performance of the immunization services shall remain the property of CGI, and the transfer of physical possession of such materials to ABX shall not be construed as a sale, lease, offer to sell or lease, or other transfer of title. It is understood and agreed that transfer of such materials to ABX pursuant to Article 3 of this Agreement shall not convey any implied right, license or sublicense to ABX regarding such materials except to the extent (and only to the extent) necessary to perform the immunization services set forth in this Article 3. ABX shall only use such materials for performing immunization services pursuant to Article 3 as set forth in Exhibit A. ABX shall only use such CGI Antigen materials in compliance with all applicable national, state, and local laws and regulations, including all applicable National Institutes of Health guidelines and agrees that such materials will not be used in humans, except in accordance with all applicable regulations and laws. ABX acknowledges that such CGI Antigen materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of such materials and all derivatives thereof. ABX shall not disclose to any third party, or license to any third party, any Antigen Inventions for CGI Proprietary Antigens made by ABX using materials provided by CGI.


4.   LIMITATIONS ON LICENSES AND SELECTION; RIGHT TO EXCLUSIVE
     WORLDWIDE LICENSE.

     4.1  Limitation on Licenses and Selection of Antigens.

          4.1.1 "[***] Product License." For purposes of this Section 4.1, a Product License for a CGI Antigen shall be a "[***] Product License" from the time that ABX and XT enter into such Product License for such CGI Antigen until the earlier of (i) the time a Covered Product [***]or (ii) the time the CGI Product Sublicense for such CGI Antigen and all sublicenses thereunder are terminated or expire (or is disclaimed by CGI in writing prior to execution of the CGI Product Sublicense).

          4.1.2 Limitation on CGI Pre-IND Product Licenses. Notwithstanding any other provision of this Agreement, ABX shall not be obligated to enter into a Product License for a CGI Antigen if entering into such Product License would bring the total number of [***].

     4.2 Right to Exclusive Worldwide Product License. In the event that ABX has obtained a Product License for Covered Products related to a CGI Antigen which is a Co-Exclusive Worldwide Product License, Exclusive Qualified Worldwide Product License, Exclusive Home Territory Product License, or other license conveying lesser rights than would be conveyed under an Exclusive Worldwide Product License, and thereafter acquires the right under the MRLOA to obtain additional rights relating to such Covered Products (including without limitation an Exclusive Worldwide Product License for such Covered Products), ABX shall notify CGI and provide a description to CGI of such additional rights. If CGI requests ABX to exercise its right to obtain such broader rights
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prior to the deadline, if any, for ABX to exercise such right, ABX shall exercise its right under the MRLOA to obtain such broader rights and revise the corresponding CGI Product Sublicense to match the Territory and exclusivity available to ABX after obtaining such broader rights; provided, however, that CGI shall be responsible for paying any additional license fees paid by ABX to XT therefor and CGI shall not have the right to obtain rights broader than those contained in the form of CGI Product Sublicense attached hereto as Exhibit B. ABX shall not be obligated to give notice or exercise its right to obtain additional rights as provided in this Section 4.2, unless a CGI Product Sublicense related to such CGI Antigen is then in effect. ABX shall have the right, at its own expense, to exercise its right to obtain such broader rights at any time prior to request by CGI under this Section 4.2.

5.   EXPLOITATION OF RESIDUAL RIGHTS BY ABX

     5.1 Use of the CGI Selection Slot by ABX. If for any given Six-Month Period CGI does not exercise its Option (and is not deemed to have exercised its Option under Section 2.3 above) with respect to the full number of Antigens for which CGI has the right to do so under Section 2.1, then that Selection Slot will be available for ABX to select an Antigen (for its own account or for the benefit of a third party). In the event that ABX Selects an Antigen using such Selection Slot, ABX shall promptly notify CGI which Antigen was Selected using the CGI Selection Slot. If ABX or its Wholly-Owned Subsidiary thereafter grants to a third party a Sublicense under ABX's Product License related to such Antigen, then ABX shall pay to CGI [***] of Net Sublicense Revenues from such Sublicense.

     5.2 Use of Residual Rights Related to CGI Antigen. In the event that ABX grants a Sublicense to a third party with respect to non-Gene Therapy applications of Covered Products related to a CGI Antigen, then ABX shall pay to CGI [***] of Net Sublicense Revenues from such Sublicense. If such residual rights exercised by ABX were obtained as a result of CGI requesting ABX to exercise a Buy-In Right as set forth under Section 2.3, then ABX shall also reimburse CGI for [***] of any option fees and up front license fees paid by CGI pursuant to Section 2.3.3.

     5.3 No Implied Obligation. Nothing in the Agreement shall obligate ABX to use the Selection Slot reserved for CGI in the manner set forth in Section 5.1 or to exploit the residual rights for non-Gene Therapy applications of Covered Products related to a CGI Antigen as set forth in Section 5.2, nor shall ABX have any implied obligation or duty to Sublicense any such rights to a third party.


6.   ADDITIONAL OBLIGATIONS REGARDING NON-CGI ANTIGENS

     6.1 Sale of Covered Products for Gene Therapy. ABX shall not itself market or sell any Covered Product solely or primarily for use in Gene Therapy.

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     6.2  Gene Therapy Sublicenses. ABX shall not enter into any Sublicense agreement with a third party granting rights to make, have made, use, sell or offer to sell Covered Products (i) solely for use in the Gene Therapy or (ii) where ABX knows, at the time the Sublicense is granted, that the third party's objective is primarily to sell the Covered Products for use in Gene Therapy. Notwithstanding the foregoing, the parties acknowledge and agree that if a Sublicensee's stated intention (in writing) at any time prior to obtaining the Sublicense is to commercialize a Covered Product pursuant to such Sublicense for an application other than Gene Therapy before commercializing a Covered Product pursuant to such Sublicense for a Gene Therapy Application, such Sublicensee's primary objective shall be deemed not to be to sell Covered Products for use in Gene Therapy, even if such Sublicensee also intends to develop and sell Covered Products for use in Gene Therapy, and even if such Gene Therapy application is ultimately commercialized before Covered Products for non-Gene Therapy applications are commercialized.

     6.3  Permitted Sublicenses Including Gene Therapy.

          (a) Subject to Section 6.2, ABX may enter into a Sublicense agreement with a third party granting rights to such third party with respect to Covered Products for use in Gene Therapy; provided, however, that ABX shall pay to CGI
(i) [***] of the net amount of all cash milestone payments and Premium on Equity (as defined in Section 1.25.2) received by ABX from such third party under such Sublicense which are triggered by Covered Products in the Gene Therapy field and
(ii) [***] of the net amount of running royalties received by ABX from such third party for such Covered Products in the Gene Therapy field. For purposes of determining the "net" amount of milestone payments, Premium on Equity, and running royalties described in the preceding sentence, (A) any amounts that ABX is required to pay to third parties (other than amounts paid to XT for XT's own account, as described in (B) below) as a result of the grant or exercise of such Sublicense including without limitation any royalties owed by ABX to such third parties in respect of Sublicensee Net Sales of such Covered Products, and (B) [***] of any amounts paid by ABX to XT for XT's own account (i.e., amounts that are paid to XT net of amounts XT is obligated to pay to third parties other than JTI or its Affiliates) by reason of ABX's acquiring or exercising (directly or through third parties) the Product license, or other rights under the Licensed Technology for such Antigen, shall in each case be deducted from the amount of milestone payments, Premium Equity, and royalties received by ABX or its Wholly-Owned Subsidiary in respect of such Sublicense, before calculating CGI's share. For purposes of clarification, it is understood and agreed that such "net" amounts shall (A) not include amounts paid to ABX for [***], and (B) shall be net of any [***].

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          (b) In the event that ABX performed research regarding an Antigen and reached a point equivalent to completion of Item 11 on Exhibit A hereto with respect to such Antigen prior to (i) granting to a third party a Sublicense with respect to Covered Products related to that Antigen, or an option to obtain such a Sublicense, or (ii) obtaining a contractual commitment from a third party to reimburse the expenses of such research and development work in whole or part, then the payments set forth in Section 6.3(a) shall not apply, and ABX shall not be required to account to CGI for milestone and royalty payments related to such Covered Products; provided, however, that the payments in Section 6.3(a) shall apply in the case of Covered Products related to the [***].

               (c) It is understood and agreed by the parties that the obligations in this Section 6.3 shall not apply with respect to Covered Products for Antigens (i) that were Selected by ABX prior to the Effective Date, (ii) for which ABX exercised a Buy-In Right prior to the Effective Date, or (iii) with respect to which ABX entered into a license to make, use and sell Covered Product prior to the Effective Date; provided, however, that the provisions of this Section 6.3 shall apply to Covered Products for the [***].

     6.4 [***]. ABX agrees that it will [***], and ABX agrees to [***].

     6.5 No Implied Obligations. Nothing in this Agreement shall be deemed to obligate CGI to (i) request ABX to Select CGI Antigens, (ii) request ABX to exercise Buy-In Rights for CGI Antigens, or (iii) request ABX to obtain a Product License for Covered Products related to a CGI Antigen; provided, however, that CGI's diligence obligations under each CGI Product Sublicense shall be as set forth in that CGI Product Sublicense. Subject to the terms of any CGI Product Sublicense entered into between CGI and ABX, nothing in this Agreement shall prevent CGI from commercializing products similar to or competitive with Covered Products, in addition to or in lieu of such Covered Products. Nor shall anything in this Agreement be deemed to obligate ABX to act in a manner to generate or maximize the amounts payable to CGI under Sections 5.1, 5.2, or 6.3 of this Agreement.


7.   PAYMENTS; ACCOUNTING AND REPORTS

     7.1 Amounts Due to ABX From CGI. ABX shall invoice CGI for all amounts due to ABX from CGI hereunder (including without limitation any amounts that ABX owes XT for Selection of a CGI Antigen or for execution of a Product License with respect to a CGI Antigen), and CGI shall pay such amounts within thirty
(30) days of receiving such invoice. Payments due to ABX from CGI under CGI Product Sublicenses shall be made as set forth therein.

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     7.2 Revenue Sharing Reports and Payments. After the first commercial sale of Product on which amounts are required to be paid by ABX to CGI under Sections 5.1, 5.2, or 6.3 above, ABX agrees to make quarterly written reports to CGI within sixty (60) days after the end of each calendar quarter, stating in each such report the source, basis, and payments, and aggregate amounts of, amounts received by ABX from Sublicensees during the calendar quarter upon which payments are due to CGI under Sections 5.1, 5.2 and 6.3 above. Concurrently with the making of such reports, ABX shall pay to CGI all amounts payable pursuant to Sections 5.1, 5.2, and 6.3 above. All payments to CGI hereunder shall be made in U.S. Dollars to a bank account designated by CGI.

     7.3 Records; Inspection. ABX shall keep (and cause its Wholly-Owned Subsidiaries to keep) complete, true and accurate books of account and records for the purpose of determining the amounts payable to CGI under Sections 5.1, 5.2, and 6.3 this Agreement. Such books and records shall be kept at the principal place of business of ABX or its Wholly-Owned Subsidiaries, as the case may be, for at least three years following the end of the calendar quarter to which they pertain. Such records of ABX or its WhollyOwned Subsidiaries will be open for inspection during such three-year period by a representative of CGI for the purpose of verifying the statements. ABX shall require each of its Sublicensees to maintain similar books and records and to open such records for inspection during the same three-year period by a representative of ABX reasonably satisfactory to CGI on behalf of, and as required by, CGI for the purpose of verifying the revenue sharing statements. All such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by CGI and ABX. The representative of CGI will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.3 shall be at the expense of CGI, unless a variation or error producing an increase exceeding ten percent of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating thereto will be paid by ABX. Upon the expiration of three years following the end of any fiscal year, the calculation of revenues to be shared with respect to such year shall be binding and conclusive, and ABX shall be released from any liability or accountability with respect to royalties for such year.

     7.4 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties or other payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

     7.5 Late Payments. Any payments due under this Agreement from either party that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Bank of America in San Francisco, California on the date such payment is due, plus an additional two percent, calculated on the number of days such payment is delinquent. This Section 7.5 shall in no way limit any other remedies available to any party.

     7.6 Withholding Taxes. All payments required to be made pursuant to this Agreement shall be without deduction or withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction, such taxes referred to herein as "Withholding Taxes." Such Withholding Taxes shall be the sole responsibility of the withholding party. The withholding party shall provide a certificate evidencing payment of any Withholding Taxes hereunder.


8.   INTELLECTUAL PROPERTY

     8.1 Ownership of Inventions. Title to all inventions and other intellectual property made solely by an ABX employee in connection with this Agreement shall be owned by ABX. Title to all inventions and other intellectual property made solely by an CGI employee in connection with this Agreement shall be owned by CGI. Title to all inventions and other intellectual property made jointly by employees of ABX and CGI in connection with this Agreement shall be jointly owned by CGI and ABX. Notwithstanding the foregoing, as to CGI Proprietary Antigens, CGI shall own all intellectual property rights, and other proprietary rights, in and to inventions comprising: (i) compositions of such Antigens and Genetic Materials encoding such Antigens; (ii) antibodies that bind to such Antigens, Genetic Materials encoding such antibodies, and cells that express or secrete such antibodies (it being understood that ownership of such intellectual property by CGI shall not be, nor be construed as, a sale, lease, offer to sell or lease, or other transfer of title of any physical materials, including without limitation materials comprising Transgenic Products); and (iii) uses of antibodies to such Antigens; in each case which inventions are made in the course of performing services under Article 3 of this Agreement. Except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit jointly owned intellectual property. In addition, except as may be expressly provided under a CGI Product Sublicense actually entered into between the parties, this Agreement shall not be deemed to grant to either CGI or ABX any right to prosecute, enforce or defend any patent or other intellectual property right owned or controlled by the other party.

     8.2 Disclosure of Inventions. Each party shall promptly disclose to the other any patentable invention related to a CGI Antigen or an Antibody Product for such CGI Antigen, using the inventions disclosure form attached as Exhibit C hereto. All inventions disclosed under this Section 8.2 shall be treated as "Confidential Information" of the disclosing party under Article 9 of this Agreement. Nothing herein shall affect a party's ownership of any invention disclosed to the other party.

          8.2.1 Disclosure and Licensing to JTI. It is understood and agreed that if an Antigen does not qualify for Selection by ABX pursuant to Section 7.1 of the MRLOA and ABX makes Antibody Inventions for such Antigen other than through use of materials supplied by CGI pursuant [***]. Unless otherwise agreed in writing by CGI, ABX shall be entitled to disclose and license such Antigen Inventions to JTI to the extent (and only to the extent) required under the MRLOA.


[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.   CONFIDENTIALITY

     9.1 Confidentiality. Except as expressly provided herein, CGI and ABX each agree that, for the term of this Agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party pursuant to this Agreement (including, without limitation, knowhow), except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

          (d) was subsequently lawfully disclosed to the receiving party by a third party or independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

     9.2  Permitted Disclosure. Notwithstanding Section 9.1 above and Section
13.16 below, each party may nevertheless disclose the other party's information to the extent such disclosure is reasonably necessary in exercise of its rights or performing its obligations hereunder or as required by law, provided that if a party is required by law to make any such disclosure of the other party's secret or confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure requirement and will use efforts consistent with prudent business judgment to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).


10.  INDEMNIFICATION

     10.1 CGI. CGI agrees to indemnify and hold ABX and its directors, officers, employees and agents harmless from and against any claims, damages, liabilities or actions (including reasonable attorneys' fees and court and other expenses of litigation) (collectively, the "Liabilities") suffered or incurred in connection with third party (i) claims relating to or arising from the making, having made, use, offer for sale, or sale of any Covered Product manufactured, used, sold or otherwise distributed by CGI and its Affiliates or Sublicensees, (ii) claims arising from the negligence or willful misconduct of CGI or the breach of CGI's warranties under this Agreement or any derivatives thereof, or (iii) claims of infringement to the extent such infringement is caused solely by ABX's use of an Antigen provided by CGI or at the request of CGI, or ABX's production of antibodies to such an Antigen, in performing the immunization services and other obligations under this Agreement; provided, however, that CGI shall not be obligated to indemnify or hold harmless ABX or its directors, officers, employees or agents for such Liabilities to the extent that such Liabilities arise from the negligence or willful misconduct of ABX.

     10.2 ABX. ABX agrees to indemnify and hold CGI and its directors, officers, employees and agents harmless from and against any claims, damages, liabilities or actions (including reasonable attorneys' fees and court and other expenses of litigation) (collectively, the "Liabilities") suffered or incurred in connection with third party claims relating to negligence or willful misconduct of ABX or the breach of ABX's warranties under this Agreement; provided, however, that ABX shall not be obligated to indemnify or hold harmless CGI or its directors, officers, employees or agents for such Liabilities to the extent that such Liabilities arise from the negligence or willful misconduct of CGI.

     10.3 Procedure. If a party (an "Indemnitee") intends to claim indemnification under this Article 10, it shall promptly notify the indemnifying party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or its directors, officers, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any liability that it may have to any party claiming indemnification otherwise than under this Article 10. The party claiming indemnification under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


11.  REPRESENTATIONS AND WARRANTIES

     11.1 ABX. ABX represents and warrants that: (i) it has the full right and authority to enter into this Agreement; (ii) to the knowledge of ABX, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of ABX to enter into and perform its obligations under this Agreement; (iii) it has not entered and during the term of this Agreement will not enter any other agreement inconsistent or in conflict with this Agreement; (iv) it will not take any action that will cause a breach of the GenPharm Cross License, the MRLOA or a

Product License, which in any such case would adversely affect the rights of CGI hereunder or under a CGI Product Sublicense; (v) Exhibit D hereto lists the ABX-Controlled rights as of the Effective Date; and (vi) ABX will not, without CGI's prior consent, amend the MRLOA or a Product License for a CGI Antigen or the GenPharm Cross License in any manner that impairs CGI's rights under this Agreement.

     11.2 CGI. CGI represents and warrants that: (i) it has the full right and authority to enter into this Agreement; (ii) to the knowledge of CGI, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of CGI to enter into and perform its obligations under this Agreement; (iii) it has not entered and during the term of this Agreement will not enter any other agreement inconsistent or in conflict with this Agreement; and (iv) it will not take any action, or fail to take any action, under this Agreement or a CGI Product Sublicense that will cause a breach of the GenPharm Cross License, the MRLOA or a Product License.

     11.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ABX AND CGI MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND REGARDING COVERED PRODUCTS OR THE LICENSED TECHNOLOGY, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF TECHNOLOGY OR PATENT CLAIMS, ISSUED OR PENDING. ALL HYBRIDOMAS PROVIDED TO CGI UNDER ARTICLE 3 OF THIS AGREEMENT ARE PROVIDED "AS IS," AND ABX SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH HYBRIDOMAS OR ANY IMMUNIZATION SERVICES PROVIDED PURSUANT TO ARTICLE 3 OF THIS AGREEMENT.


12.  TERM; TERMINATION

     12.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall continue in effect until June 28, 2016 and, thereafter, until the earlier of (i) the date the MRLOA is no longer in effect or (ii) the twentieth anniversary of the Effective Date.

     12.2 Termination by CGI. CGI may terminate this Agreement at any time upon sixty (60) days written notice to ABX.

     12.3 Breach. If a party to this Agreement believes that another party to this Agreement shall have committed a material breach hereunder, and such breach shall have continued for sixty days after written notice thereof was provided to the allegedly breaching party, unless the allegedly breaching party has cured any such material breach or it has been waived by the notifying party prior to the expiration of the sixty-day period, the party alleging the material breach shall have the right to initiate an arbitration proceeding in accordance with
Section 13.12 below. If the arbitrators determine in such proceeding that a material breach has occurred, they shall also determine an appropriate remedy, which may include termination of this Agreement, and if the arbitrators do not order termination of the Agreement, the breaching party shall cure such breach within thirty days following the final decision of the arbitrators or such other time as directed by the arbitrators.

     12.4 Effect of Termination; Accrued Rights and Survival of Terms. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a party from obligations which are expressly indicated to survive termination or expiration of this Agreement. Without limiting the foregoing, Articles 3, 7, 8, 9, 10, 11, and 13 and Sections 2.6.1, 2.6.4, 2.6.5, 4.2, 5.3, and 6.5, and the payment obligations set forth in Sections 2.2(c), 5.1 and 5.2 of this Agreement shall survive any expiration or termination of this Agreement. As to those Covered Products (and only as to those Covered Products) for which Abgenix has both (i) entered into a contractual licensing obligation with a third party and (ii) also Selected the corresponding Antigen (or identified such Antigen as an Antigen to be Selected for the third party), the payment obligations set forth in Section 6.3 of this Agreement shall survive expiration or termination of this Agreement. It is understood that each CGI Product Sublicense executed prior to any expiration or termination of this Agreement shall remain in effect in accordance with its terms.


13.  MISCELLANEOUS PROVISIONS

     13.1 Governing Laws. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

     13.2 Waiver. It is agreed that no waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     13.3 Assignments. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may, without the written consent of the other, assign its rights and delegate its obligations hereunder to (i) any entity to which it has acquired all or substantially all of the business or assets of the assigning party related to the subject matter of this Agreement, or (ii) any successor corporation resulting from any merger or consolidation with another corporation; provided, however, that ABX shall not sell or transfer all or substantially all of its business or assets related to the subject matter of this Agreement unless the assignee or transferee agrees in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

     13.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     13.5 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

     13.6 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.7 Notices. Any notice required or permitted to be given to the parties hereto shall be given in writing and shall be deemed to have been properly given if delivered in person or when received if mailed by first class certified mail to the other parties at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

               Cell Genesys, Inc.:  Cell Genesys, Inc.
                                    342 Lakeside Drive
                                    Foster City, California  94404
                                    Attn: President

               Abgenix, Inc.:       Abgenix, Inc.
                                    7601 Dumbarton Circle
                                    Fremont, California  94555
                                    Attn: President

     13.8 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of the parties are subject to prior compliance with the export regulations of the United States and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. CGI shall use efforts consistent with prudent business judgment to obtain such approvals.

     13.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties shall discuss in good faith appropriate revised arrangements.

     13.10 Force Majeure. Nonperformance of a party (except nonperformance of payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party.

     13.11 No Consequential Damages. IN NO EVENT SHALL A PARTY HERETO BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING

WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION
13.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

     13.12 Dispute Resolution; Arbitration. The parties will attempt to resolve any dispute under this Agreement by mutual agreement, and, if required, there shall be a face-to-face meeting between the Chief Executive Officer of CGI and the Chief Executive Officer of ABX. Any dispute under this Agreement which is not settled after such meeting, shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by three arbitrators appointed in accordance with said rules. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties to the arbitration. Each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys, fees. The arbitration shall be held in San Francisco, California. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty days following the final decision of the arbitrators. Any arbitration subject to this Section 13.12 shall be completed within six months from the filing of notice of a request for such arbitration.

     13.13 Complete Agreement. It is understood and agreed by the parties that this Agreement constitutes the entire agreement, both written and oral, among the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of the parties.

     13.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

     13.15 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     13.16 Nondisclosure. Except as set forth in Article 9 hereof, each of the parties hereto agrees not to disclose to any third person the terms of this Agreement without the prior written consent of the other parties hereto, except to advisors, investors, licensees, sublicensees and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Without limitation upon any provision of this Agreement, each of the parties hereto shall be responsible for the observance by its employees, consultants and contractors of the foregoing confidentiality obligations.

     13.17 GenPharm Cross License. All rights and licenses granted hereunder shall be subject to the GenPharm Cross-License, and to the extent that this Agreement (or any license or CGI Product Sublicense granted or permitted under this Agreement) purports to grant greater rights to any Grantee or third party than is permitted under the GenPharm Cross License, such rights shall be granted only to the extent permitted under the GenPharm Cross License, and the terms of the GenPharm Cross License shall control.

     13.18 Termination of Certain Agreements. The existing (i) Voting Agreement,
(ii) Immunization Services Agreement, and (iii) Gene Therapy Rights Agreement between CGI and ABX, all effective as of July 15, 1996, shall be terminated and hereby are terminated. Notwithstanding that any provisions of such Agreements may be stated therein to survive, no provision of any such Agreement shall survive such termination; provided, however, that any information received by either party from the other required to be treated as confidential information of the disclosing party pursuant to Article 5 of such Voting Agreement, Article 7 of such Immunization Services Agreement, or Article 8 of such Gene Therapy Rights Agreement shall be treated as confidential information of the disclosing party pursuant to Article 10 of this Agreement.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.


ABGENIX, INC.                           CELL GENESYS, INC.


By: /s/ R. Scott Greer                  By: /s/ Stephen A. Sherwin
    ---------------------------------       ------------------------------------
Printed Name: R. Scott Greer            Printed Name: Stephen A. Sherwin

Title: President and CEO                Title: Chairman and CEO

Date:                                   Date:
      -------------------------------          ---------------------------------

                                    EXHIBIT A

[***]











[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                         FORM OF CGI PRODUCT SUBLICENSE


     THIS PRODUCT SUBLICENSE AGREEMENT (the "Agreement") effective the ____ day of ___________, ____, (the "Effective Date") is made by and between ABGENIX, INC., a Delaware corporation ("ABX"), and CELL GENESYS, INC., a Delaware Corporation (hereinafter "CGI").

                                    RECITALS

     CGI and ABX have entered into that certain Gene Therapy Rights Agreement dated as of November__, 1997 (the "Gene Therapy Rights Agreement"), pursuant to which CGI has certain rights to acquire a license under the Licensed Technology; CGI has exercised its rights under the Gene Therapy Rights Agreement to acquire from ABX a license or sublicense, as the case may be, under the Licensed Technology to commercialize Products in the field of Gene Therapy, as set forth below and on the terms and conditions herein.

     NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

     1.   DEFINITIONS.

     For purposes of this Agreement, the terms set forth in this Article shall have the meanings set forth below.

          1.1 "ABX-Controlled Rights" shall mean all rights to patents or technology (including biological materials) that are licensed to ABX pursuant to
(i) the MRLOA, (ii) Product Licenses from XT for Covered Products related to the Product Antigen, or (iii) any other license or similar agreement granting ABX rights to patents or technology to the extent, and only to the extent, that such patent or technology is reasonably necessary to exercise the rights in (i) and
(ii) to make, have made, use, sell, offer to sell, or import Products in the field of Gene Therapy (each such agreement being referred to as an "ABX In-License"), in each case to the extent that ABX has the right under the terms of the applicable ABX In-License to further license or sublicense such rights during the term of this Agreement; provided, however, that "ABX- Controlled Rights" shall not include Antigen Specific Technology. Attachment D lists the ABX-Controlled Rights as of the Effective Date.

          1.2 "ABX Proprietary Antigen" shall mean a specifically identified Antigen for which an issued patent, or a pending patent application being prosecuted in good faith in the United States or Europe, which patent or application is owned or controlled by ABX prior to CGI's exercise of its Option with respect to such Antigen in accordance with the Gene Therapy Rights Agreement, contains claims to the following: (i) the composition of such specifically identified Antigen or Genetic Material encoding such Antigen, (ii) a method of therapeutic use of an antibody or other moiety which binds to such specifically identified Antigen, or (iii) the composition of an antibody to such Antigen (excluding compositions of antibodies resulting from immunization services under Article 3 of this Agreement).

          1.3 "ABX Home Territory" shall mean the United States and its territories, and Canada and Mexico.

          1.4 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with ABX, CGI or a Sublicensee. An entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding the foregoing, neither ABX, CGI, JTI nor XT shall be considered to control, be controlled by, be under common control with, or be an Affiliate of the other for purposes of this Agreement.

          1.5 "Antibody" shall mean a composition comprising a whole antibody or fragment thereof, said antibody or fragment having been generated from the Mice or Future Generation Mice or having been derived from nucleotide sequences encoding, or amino acid sequences of, such an antibody or fragment.

          1.6 "Antibody Product" shall mean any product comprising an Antibody or Genetic Material encoding an Antibody wherein, in respect of each Antibody Product, said Genetic Material does not encode multiple Antibodies.

          1.7 "Antigen" shall have the meaning set forth in the Gene Therapy Rights Agreement.

          1.8 "Antigen-Specific Technology" shall mean any intellectual property or technology or other proprietary rights of ABX in or to ABX Proprietary Antigens, including: (i) compositions of such Antigens and Genetic Materials encoding such Antigens; (ii) uses of such Antigens; (iii) antibodies that bind to such Antigens and Genetic Materials encoding such antibodies, and cells that express or secrete such antibodies; and (iv) uses of antibodies to such Antigens; provided, however, that Antigen-Specific Technology shall not include rights in and to such intellectual property created in connection with the performance of services for CGI under Article 3 of the Gene Therapy Rights Agreement to the extent such intellectual property is reasonably necessary for CGI to make, use, sell, or otherwise exploit Covered Products in accordance with a CGI Product Sublicense. Antigen-Specific Technology shall also include methods to discover novel Antigens and methods of using Antigens other than to create Antibodies pursuant to the Gene Therapy Rights Agreement.

          1.9 "Future Generation Mice" shall have the meaning set forth in the Gene Therapy Rights Agreement.

          1.10 "Genetic Material" shall mean a nucleotide sequence, including DNA, RNA, and complementary and reverse complementary nucleotide sequences thereto, whether coding or noncoding and whether intact or a fragment.

          1.11 "Gene Therapy" shall mean the treatment or prevention of a disease by means of [***].

          1.12 "GenPharm Cross License" shall mean that certain Cross License Agreement entered into by and between ABX, CGI, JTI, XT, and GenPharm International, Inc. effective as of March 26, 1997, as the same may be amended from time to time.

          1.13 "GenPharm Rights" shall mean the rights granted to XT under the GenPharm Cross License and sublicensed to ABX, to the extent that ABX has the right under the terms of the GenPharm Cross License to further sublicense such rights.

          1.14 "IND" shall mean an Investigational New Drug Exemption for a Product, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or its non-U.S. equivalent.

          1.15 "JTI" shall mean Japan Tobacco Inc.

          1.16 "JTI Home Territory" shall mean Japan, Taiwan, and South Korea (including the territory now comprising North Korea, if reunited with South Korea after the date hereof).

          1.17 "License Fee" shall have the meaning set forth in Article 3 of the Product License.
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          1.18 "Licensed Technology" shall mean:

               (i) the ABX-Controlled Rights;

               (ii) subject matter (including patentable inventions, information, biological materials and other intellectual property, and including all patent- and other intellectual property rights therein) created by ABX in performing immunization services with respect to the Product Antigen at the request of CGI under Article 3 of the Gene Therapy Rights Agreement, in each case to the extent such subject matter is reasonably necessary for CGI to make, use, sell, offer to sell, or otherwise exploit Products in accordance with this Agreement; and

               (iii) all other subject matter (including patentable inventions, information, biological materials and other intellectual property, and including all patent- and other intellectual property rights therein) owned by ABX, in each case to the extent that ABX has the right, under the terms of the applicable agreement(s), if any, pursuant to which ABX acquired such rights, to license or sublicense such rights to CGI hereunder during the term of this Agreement, and in each case only to the extent such subject matter is reasonably necessary to make, use, sell or otherwise exploit Products in accordance with this Agreement; provided, however, that Antigen Specific Technology shall be excluded from Licensed Technology.

          1.19 "Master Research License and Option Agreement" or "MRLOA" shall mean that certain Master Research License and Option Agreement entered into by CGI, JTI and XT as of June 28, 1996 (and subsequently assigned by CGI to ABX), as amended from time to time.

          1.20 "Mice" shall have the meaning set forth in the Gene Therapy Rights Agreement.

          1.21 "Net Sales" shall mean the gross sales price charged by CGI or its Affiliates and Sublicensees for sales of Product to non-Affiliate customers, less (i) normal and customary rebates, cash and trade discounts, and credits for returns and allowances, (ii) sales, consumption or other excise taxes or duties imposed upon and paid by CGI and its Affiliates or Sublicensees, with respect to such sales, and (iii) reasonable reserves for uncollectible accounts, as reflected in financial statements of CGI and its Affiliates or Sublicensees, to the extent such accounts are not actually collected (such gross sales price less items (i)-(iii) above referred to in this Section 1.21 as "Gross Sales"); provided, however, that in the case of [***] "Net Sales" shall mean [***] of the Gross Sales. "Net Sales" shall not include sales by CGI or its Sublicensees to Affiliates for resale, provided that CGI or Sublicensee shall include the amounts invoiced by such Affiliates to third parties on the resale of such Product. In the case of [***] "Net Sales" shall include [***] but notwithstanding any of the foregoing, shall not include [***]. Notwithstanding the foregoing, "Net Sales" for Universal Donor Cell Products shall be [***] of Gross Sales.
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                                      -4-
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          1.22 "Product" shall mean any Antibody Product which incorporates (i)
an Antibody which binds to the Product Antigen or (ii) Genetic Material encoding such an Antibody wherein said Genetic Material does not encode multiple Antibodies. If ABX acquires the right to sell (and the right to sublicense the right to sell) any other product derived through immunization of Mice or Future Generation Mice with the Product Antigen, whether by amendment of the MRLOA, the GenPharm Cross License, or otherwise, such products shall be included in the definition of Product under this Agreement.

          1.23 "Product Antigen" shall mean ____________________.

          1.24 "Product License" shall mean a license granted from XT to ABX pursuant to the terms of the MRLOA (including without limitation Sections 4.2, 5.2, 5.5, 5.6, 6.2, or 7.1 thereof) permitting ABX to commercialize certain Antibody Products to the Product Antigen. Product Licenses shall include Exclusive Worldwide Product Licenses, Exclusive Qualified Worldwide Product Licenses, Co-Exclusive Worldwide Product Licenses, and Exclusive Home Territory Product Licenses, as such terms are defined in the MRLOA. A true and correct copy of the applicable Product License(s) related to the Product Antigen are attached hereto as Attachment(s) ____, and any modifications or substitutions thereto shall promptly be provided to CGI and added as Attachments hereto.

          1.25 "Rest of the World" shall mean all countries of the world other than the countries in the ABX Home Territory and JTI Home Territory.

          1.26 "Sublicensee" shall mean a third party that is not an Affiliate to whom CGI has granted a sublicense under the Licensed Technology to both make and sell Products. "Sublicensee" shall also include a third party to whom CGI has granted the right to distribute Product, provided that such third party is responsible for marketing and promotion of Product within the applicable territory. As used herein, a "Sublicense" shall mean an agreement or arrangement pursuant to which such a sublicense or distribution right has been granted.

          1.27 "Territory" shall mean [all the countries of the world]* [the ABX Home Territory and the Rest of the World]** [the ABX Home Territory and the Rest of the World]*** [the ABX Home Territory]****.

          1.28 "Transgenic Product" shall have the meaning set forth in the GenPharm Cross License.

          1.29 "Universal Donor Cell Product" shall mean a Universal Receptor Product that is also entirely a Universal Donor Cell (as that term is defined in Section 1.31 below).

          1.30 "Universal Receptor Product" shall mean a substance that is developed utilizing both (i) an Antibody and (ii) Universal Receptor Technology.

          1.31 "Universal Receptor Technology" shall mean technology for universal receptors [***]. As used herein: (i) "universal receptor" shall mean a receptor [***].

          1.32 "XT" shall mean Xenotech, L.P., a California limited partnership.

          1.33 Terminology Regarding Antibody Products, Products, and Licenses. For purposes of clarification, it is understood and agreed that (i) references to Antibody Products or Products "to X," "for X," "related to X," and "with respect to X" and similar references, where "X" is an Antigen (including without limitation any Product Antigen or Sublicense Product Antigen), shall mean Antibody Products or Products which incorporate (A) an Antibody which binds to such Antigen or (B) Genetic Material encoding such an Antibody wherein said Genetic Material does not encode multiple Antibodies, and (ii) references to a license or sublicense (including without limitation any Product License, CGI Product Sublicense, or Direct Third Party Sublicense) "to X," "for X," "related to X," and "with respect to X" and similar references, where "X" is an Antigen, shall mean such licenses or sublicenses conveying rights to Antibody Products for such Antigen.

2.   LICENSE GRANT

     2.1 Grant under Product License. Subject to the terms and conditions of this Agreement, ABX hereby grants to CGI [an exclusive license or sublicense, as the case may be, under the Licensed Technology, to make and have made Product anywhere in the world and to use, sell, lease, offer to sell or lease, import, export, otherwise transfer physical possession of or otherwise transfer title to Product in the field of Gene Therapy in the Territory]* [(i) a nonexclusive license or sublicense, as the case may be, under the Licensed Technology, to make and have made Product anywhere in the world and (ii) an exclusive license under the Licensed Technology to use,
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                                      -6-
sell, lease, offer to sell or lease, import, export, otherwise transfer physical possession of or otherwise transfer title to Product in the field of Gene Therapy in the Territory]** [(i) a nonexclusive license or sublicense, as the case may be, under the Licensed Technology, to make and have made Product anywhere in the world and (ii) an exclusive license under the Licensed Technology and to use, sell, lease, offer to sell or lease, import, export, otherwise transfer physical possession of or otherwise transfer title to Product in the field of Gene Therapy in the Territory]*** [(i) a nonexclusive license or sublicense, as the case may be, under the Licensed Technology, to make and have made Product anywhere in the world and (ii) a license under the Licensed Technology and to use, sell, lease, offer to sell or lease, import, export, otherwise transfer physical possession of or otherwise transfer title to Product in the field of Gene Therapy exclusively in the ABX Home Territory and co-exclusively with JTI (or its Affiliates or Sublicensees and their Affiliates) in the Rest of the World]****. To the extent such license or sublicense is exclusive or co-exclusive, such license or sublicense shall be exclusive even as to ABX, and whether non-exclusive, exclusive or co-exclusive, shall include the right to grant and authorize sublicenses for exploitation worldwide; provided, however, that CGI may not, under this license, grant sublicenses to any rights to the Mice.

     2.2 Grant Under Research License. Subject to the terms and conditions of this Agreement, ABX hereby grants to CGI a nonexclusive sublicense under the Licensed Technology to develop, make, have made, use, import or export or otherwise transfer physical possession of (but not to sell, lease, offer to sell or lease, or otherwise transfer title to) Products and cells that express or secrete Antibodies to the Product Antigen, in each case solely for purposes relating to or in connection with research or development (i) of Products for use in the field of Gene Therapy or (ii) involving Genetic Material when used with viral or nonviral gene transfer systems. CGI shall have the right to sublicense the rights granted under this Section 2.2 upon the approval of ABX, which approval shall not be unreasonably withheld. In the event that ABX refuses to approve such a sublicense, ABX shall, to the extent that ABX has the right to do so, grant at CGI's request a nonexclusive sublicense of such rights directly to a non-Affiliate third party designated by CGI on terms and conditions substantially identical to the applicable terms and conditions of this Agreement.

     2.3 Third Party Rights. It is understood and agreed that, as to ABX-Controlled Rights, the grant of rights under this Article 2 shall be subject to and limited in all respects by the terms of the applicable ABX In-License(s) pursuant to which such ABX-Controlled Rights were granted to ABX. It is further understood and agreed that, without limiting the foregoing, the rights granted to CGI hereunder, including without limitation any grant of "exclusive" rights, shall be subject to the rights granted to or retained by GenPharm under the GenPharm Cross-License. It is understood and agreed that the rights and sublicenses granted to CGI under this Article 2 or any other provision of this Agreement shall be subject in all respects to the GenPharm Cross License, and that to the extent this Agreement purports to grant greater rights or sublicenses to CGI than are permitted under the GenPharm Cross License, any grant of rights or sublicenses to CGI hereunder shall be limited to the extent that ABX may grant such rights and sublicenses pursuant to the GenPharm Cross License.

     2.4  Direct Sublicenses to Partners.

          (a) From time to time, CGI may request ABX to sublicense directly to a third party part or all of the GenPharm Rights (and other ABX-Controlled Rights, if any, which ABX cannot, pursuant to the terms of the applicable ABX In-License, sublicense to CGI with the right to grant further sublicenses) sublicensed under Section 2.1, and in such event ABX shall grant such sublicense under the such rights with respect to the Product Antigen directly to the third party on terms and conditions substantially identical to this Agreement except as provided below (each such sublicense a "Direct Third Party Sublicense"). In such event, CGI shall notify ABX in writing of the Products to be sublicensed to such third party, as well as the field, territory, duration, and other limitations of such Direct Third Party Sublicense; provided, however, that the rights granted under any such Direct Third Party Sublicense for the Product Antigen shall in no event exceed the scope of the rights granted to CGI under this Agreement. If, at the time of the request, CGI is an Affiliate of ABX (as the term Affiliate is defined in the GenPharm Cross License), then CGI shall terminate certain of its rights under the Direct Sublicense of GenPharm Rights entered into by and between CGI and XT effective as of November __, 1997 by completing and delivering to XT the attached form Notice of Partial Termination of Direct Sublicense attached hereto as Attachment C. For the removal of doubt, it is understood that the Direct Third Party Sublicense shall include provisions substantially identical to Articles 5, 6, 7, 9, 10, and 11 and Sections 3.3, 4.1, 4.3, and 8.2 of this Agreement and such modifications of Article 2 as are appropriate to define the scope of the sublicense to be granted. Upon such a request by CGI, ABX shall cooperate with CGI and the third party designated by CGI to prepare and execute such Direct Third Party Sublicense in a prompt and expeditious manner.

          (b) CGI agrees that the sublicense granted to CGI under Section 2.1 above shall be subordinate in all respects to any Direct Third Party Sublicense entered into in accordance with this Section 2.4 (i.e., the sublicense granted to CGI under Section 2.1 shall be of no force or effect to the extent that the GenPharm Cross License does not permit both the sublicense to CGI under Section
2.1 and the Direct Third Party Sublicense). If, following the grant of a Direct Third Party Sublicense in accordance with this Section 2.4 to a third party (such third party being referred to as an "Initial Direct Third Party Sublicensee," and such sublicense being referred to as an "Initial Direct Third Party Sublicense"), CGI requests ABX to grant to a different third party a Direct Third Party Sublicense (a "Subsequent Direct Third Party Sublicense") with respect to Products and/or other subject matter within the scope of the Initial Third Party Direct Sublicense which is then in effect, ABX shall not be obligated to grant such Subsequent Direct Third Party Sublicense unless the Initial Direct Third Party Sublicensee signs and provides to ABX a Subordination Statement in the form attached hereto as Attachment A. For purposes of clarification, it is understood that, to the extent that any Direct Third Party Sublicense terminates for any reason, for so long as this Agreement remains in effect, the rights granted to CGI under this Agreement shall no longer be subordinate to such Direct Third Party Sublicense.

3.   PAYMENTS.

     3.1 Amounts Payable Under Product License. CGI shall reimburse ABX for all amounts that ABX is required to pay to XT under the Product License related to the Product Antigen for (i) the License Fee under Article 3 of such Product License and (ii) the reimbursements, if any, due to XT from ABX under Section
5.1 of such Product License, and (iii) royalties and other amounts owed to XT under such Product License on Net Sales of Product by or under authority of CGI.

     3.2 Third Party Royalties Payable by ABX. ABX will be responsible for the payment of [***]. In addition to the payments otherwise due to ABX under this Agreement, CGI shall reimburse ABX for [***]. CGI shall continue any such reimbursement payments to ABX until [***]. In the event that ABX enters into any license or similar agreement after the Effective Date which would be [***] , ABX shall promptly notify CGI and provide to CGI a copy of all terms and conditions of such license or agreement that would affect CGI hereunder; in such event, CGI shall [***], unless CGI promptly after receiving CGI's notice and a copy of the above described terms and conditions of such license or agreement notifies ABX that CGI elects not to accept such terms, in which event the license or agreement shall [***] for purposes of this Agreement.

     3.3 Royalties Payable by CGI. CGI, its Affiliate, and/or its Sublicensee shall be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties under licenses or similar agreements entered into by such parties to allow the manufacture, use or sale of Product.

4.   ACCOUNTING AND RECORDS.

     4.1 Royalty Reports; Payments, Invoices. After the first commercial sale of Product on which royalties are required to be paid by CGI under Article 3 above, CGI agrees to make quarterly written reports to ABX within sixty (60) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net Sales of Product sold during the calendar quarter upon which a royalty is payable under Article 3 above. Concurrently with the making of such reports, CGI shall pay to ABX all amounts payable pursuant to
Article 3 above which are based upon Net Sales of Product, including such amounts (if any) due pursuant to Section 3.2 and amounts equal to the amounts that ABX owes to XT for (i) royalties at the applicable rate specified in
Section 4.1, 4.2 or 4.4 of the Product License related to the Product Antigen,
and
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                                      -9-

(ii) all royalties payable pursuant to Section 5.1 of such Product License. ABX shall invoice CGI for all other amounts due under this Agreement, and CGI shall pay such amounts to ABX within thirty (30) days of receiving such invoice. All payments to ABX hereunder shall be made in U.S. Dollars to a bank account designated by ABX.

     4.2 Early Third Party License Payments. If ABX is obligated to pay royalties to a third party prior to ninety days after the end of the calendar quarter, ABX shall so notify CGI and CGI shall provide the reports and payments set forth in Section 4.1 above with respect to such royalties not later than ten days before the date such payments are due to the third party. ABX shall provide CGI with an invoice setting forth the royalties ABX must pay third parties with respect to CGI's activities in the Territory in the preceding quarter and the date such payments are due the third parties, and CGI shall pay such invoices within thirty days of receipt of such invoice; provided, however, that if ABX is invoiced for such amounts by XT or another third party and must pay such amounts less than forty (40) days after receiving such invoice, ABX shall invoice such amounts to CGI within ten (10) days of receiving such invoice from the third party, and CGI shall pay such amounts before the later of (i) 20 days after receiving such invoice from ABX or (ii) five (5) days prior to the date such amount is due to the third party from ABX.

     4.3 Records; Inspection. CGI shall keep (and cause its Affiliates and Sublicensees to keep) complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable to ABX under this Agreement. Such books and records shall be kept at the principal place of business of CGI or its Affiliates or Sublicensees, as the case may be, for at least three years following the end of the calendar quarter to which they pertain. Such records of CGI or its Affiliates will be open for inspection during such three-year period by a representative of ABX for the purpose of verifying the royalty statements. CGI shall require each of its Sublicensees to maintain similar books and records and to open such records for inspection during the same three-year period by a representative of CGI reasonably satisfactory to ABX on behalf of, and as required by, ABX for the purpose of verifying the royalty statements. All such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by CGI and ABX. The representative of ABX will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.3 shall be at the expense of ABX, unless a variation or error producing an increase exceeding [***] of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating thereto will be paid by CGI. Upon the expiration of three years following the end of any fiscal year, the calculation of royalties payable with respect to such year shall be binding and conclusive, and CGI shall be released from any liability or accountability with respect to royalties for such year.

     4.4 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.
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                                      -10-
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     4.5 Late Payments. Any payments due from CGI that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Bank of America in San Francisco, California on the date such payment is due, plus an additional two percent, calculated on the number of days such payment is delinquent. This
Section 4.5 shall in no way limit any other remedies available to any party.

     4.6 Withholding Taxes. All payments required to be made pursuant to Article 3 hereof shall be without deduction or withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction, such taxes referred to herein as "Withholding Taxes." Withholding Taxes shall be the sole responsibility of the withholding party. The withholding party shall provide a certificate evidencing payment of any Withholding Taxes hereunder.

5.   DUE DILIGENCE.

     5.1  Reasonable Commercial Efforts: [***] Milestone.

          5.1.1 CGI agrees to use commercially reasonable efforts consistent with prudent business judgment to commercialize Product, by the [***] by CGI, or its Affiliate or Sublicensee, in the United States (or Japan, if Japan is within the Territory) within such period of time as may be agreed upon by the parties after good faith negotiations taking into account factors relating to the Product Antigen or, if no such period is agreed upon, [***] from the Effective Date.

          5.1.2 Notwithstanding the foregoing, CGI shall be required actively and continuously to [***] by CGI, or its Affiliate or Sublicensee, as soon as practicable after the Effective Date using reasonable commercial efforts consistent with prudent business judgment. After [***], CGI, or its Affiliate or Sublicensee, shall be required to have [***] and to be actively conducting clinical trials in pursuit of regulatory approval for the Product in the United States (or Japan, if Japan is with the Territory) until such Product may be sold commercially in the United States (or Japan, respectively).

     5.2 Failure to Meet Due Diligence Obligation.

          5.2.1 If the diligence requirements set forth in Section 5.1 are not met by CGI (or its Affiliates or Sublicensees) in the United States or in Japan, CGI's rights hereunder shall terminate upon written notice by ABX to CGI and subject to Sections 5.3, 5.4 and 10.3 below.

          5.2.2 Notwithstanding Section 5.2.1, the license granted hereunder to CGI shall not terminate by reason of a delay in meeting the [***] milestone set forth in Section 5.1.1, to the extent that prudent business judgment, based on circumstances outside of CGI's reasonable control, reasonably justifies such delay.

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                                      -11-
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     5.3 Dispute Resolution. In the event that a dispute arises whether the diligence requirements in this Article 5 have been met or circumstances exist which CGI believes justifies a failure on its part to meet such obligation, the parties will attempt to resolve any dispute by mutual agreement during a period of 30 days following CGI's receipt of the notice under Section 5.2.1.

     5.4 Arbitration. In the event that the parties are unable to resolve such dispute pursuant to Section 5.3 above, such dispute shall be settled between ABX and CGI by binding arbitration as set forth in Section 11.12. If the arbitrator determines that the party acted in good faith, but failed to meet its obligations under Section 5.1 above, the license granted to such party shall not terminate unless the nonperforming party fails to cure such non-performance within a reasonable period of time, as determined by the arbitrator.

     5.5 Funding and Conduct. Except for the immunization services described in the Gene Therapy Rights Agreement, CGI shall independently furnish and be responsible for funding and conducting all of its preclinical and clinical research and development of Product, at its own expense.

6.   INTELLECTUAL PROPERTY.

     6.1 Prosecution. Subject to Section 6.5, ABX or its licensor, as they may agree, shall have the right to control the preparing, filing, prosecuting and maintaining of patents and patent applications worldwide within the Licensed Technology and conducting any interferences, oppositions, reexaminations, or requesting reissues or patent term extensions with respect to the Licensed Technology. ABX shall keep CGI reasonably informed as to the status of such patent matters where the patent or patent application contains one or more compositions of matter claims covering (i) one or more Antibodies which binds to the Product Antigen or (ii) Genetic Material encoding such Antibodies wherein said Genetic Material does not encode multiple Antibodies (each such claim a "Product Composition Claim"), including without limitation by providing CGI the opportunity to review and comment on any substantive documents which will be filed in any patent office, and providing CGI copies of any substantive documents received by ABX from such patent offices including notice of all interferences, reexaminations, oppositions or requests for patent term extensions. CGI shall provide reasonable cooperation and assistance to ABX in connection with such activities, at ABX's request and expense. If ABX has the right to prepare, file, prosecute or maintain patents or patent applications containing one or more Product Composition Claims and notifies CGI that is does not desire to do so in any country in the Territory, then CGI may prepare, file, prosecute or maintain such patent or patent application at CGI's expense on ABX's behalf.

     6.2 Enforcement. Subject to Section 6.5, in the event that CGI becomes aware that any Licensed Technology necessary for the practice of the license granted herein is infringed or misappropriated by a third party or is subject to a declaratory judgment action arising from such infringement, CGI shall promptly notify ABX and ABX shall thereafter promptly notify the owner of such intellectual property. ABX or its licensor, as they may agree, shall have the exclusive right at its expense to bring an enforcement proceeding, or defend any declaratory judgment action, involving any Licensed Technology. ABX shall keep CGI reasonably informed of the progress of such claim, suit or proceeding involving enforcement or defense of the Licensed Technology. Any recovery received by ABX as a result of any such claim, suit or proceeding shall be used first to reimburse ABX for all expenses (including attorneys, and professional fees) incurred in connection with such claim, suit or proceeding, and the remaining amount (if any) retained by ABX after paying amounts ABX is obligated to pay to third parties in respect of such amount pursuant to agreements within the ABX-Controlled Rights divided, to the extent that the recovery expressly represents lost profits on sales of Product within the field of Gene Therapy because of the infringer, in equal shares between ABX and CGI. Notwithstanding the foregoing, if ABX (i) has the right to bring an enforcement proceeding, or defend a declaratory judgment action, involving a Product Composition Claim and (ii) notifies CGI that it does not desire to pursue or defend such an action, then CGI may at its expense bring or defend such action in consultation with ABX; provided, however, that (i) ABX shall have the right to join such proceeding at any time at its own expense, (ii) CGI shall not admit the invalidity or unenforceability of any patent rights within the Licensed Technology without ABX's prior written consent, and (iii) if ABX does not join the action, any recovery obtained by CGI shall be used first to reimburse CGI for all expenses (including attorneys, and professional fees) incurred in connection with such claim, suit or proceeding, and the remaining amount (if any) retained by CGI after paying amounts CGI is obligated to pay to third parties in respect of such amount pursuant to agreements within the ABX-Controlled Rights shall be retained by CGI; provided, however, such remainder shall, to the extent that the recovery expressly represents lost profits on sales of Product within the field of Gene Therapy because of the infringer, be treated as Net Sales of Product by CGI for purposes of determining royalties under this Agreement.

     6.3 Infringement Claims. Subject to Section 6.5, if the production, sale or use of Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against CGI (or its Affiliates or Sublicensees), CGI shall promptly notify ABX thereof in writing setting forth the facts of such claim in reasonable detail. CGI shall keep ABX reasonably informed of all material developments in connection with any such claim, suit or proceeding as it relates to the Licensed Technology. Notwithstanding the above, CGI shall not be able to settle any such claim, suit or proceeding if such settlement involves any admission of the invalidity of the Licensed Technology without written consent from ABX.

     6.4 Patent Marking. CGI agrees to mark and have its Affiliates and Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof.

     6.5 Limitation. Notwithstanding any other provision in this Article 6, the parties acknowledge and understand that (i) ABX shall not be obligated to prepare, file, prosecute, and maintain patents and patent applications, or to bring or pursue enforcement proceedings or defend declaratory judgement actions regarding the Licensed Technology if, and to the extent that, ABX is not entitled to do so under one or more agreements within the ABX-Controlled Rights, and (ii) any rights conveyed under this Article 6 permitting CGI to prepare, file, prosecute and maintain certain patents and patent applications, or to bring and pursue enforcement proceedings, or defend declaratory judgment actions, regarding the Licensed Technology, shall be subject to ABX's agreements within the ABX-Controlled Rights, and are conveyed only to the extent permitted under such agreements.

7.   CONFIDENTIALITY.

     7.1 Confidential Information. Except as expressly provided herein, CGI and ABX each agree that, for the term of this Agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party pursuant to this Agreement (including, without limitation, knowhow) except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

          (d) was subsequently lawfully disclosed to the receiving party by a third party or independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

     7.2 Permitted Disclosures. Notwithstanding Sections 7.1 above and 11.16 below, each party may nevertheless disclose the other party's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations (including without limitation any disclosure requirements for publicly traded companies) or otherwise submitting information to tax or other governmental authorities, making a permitted sublicense or other exercise of its rights hereunder (including the grant of sublicenses) or conducting clinical trials, provided that if a party is required by law to make any such disclosure of the other party's secret or confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure requirement and will use efforts consistent with prudent business judgment to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Notwithstanding the foregoing, ABX shall not, except as required by law, disclose to third parties clinical data or regulatory filings received from CGI except as agreed in writing by CGI.

8.   SUBLICENSES; OBLIGATIONS UNDER XT PRODUCT LICENSE.

     8.1 Sublicenses. Pursuant to Article 2 herein, CGI will have the right to grant and authorize sublicenses to third parties; provided, however, the CGI shall remain responsible for any payments due ABX for Net Sales of Product by any Sublicensee. [***]. Any sublicense granted by CGI pursuant to this Agreement shall provide that the Sublicensee will be subject to the applicable terms of this Agreement. CGI shall provide ABX with a copy of relevant portions of each sublicense agreement, as reasonably required by ABX.

     8.2 Obligations Under Agreements With Third Parties. The sublicenses granted by ABX to CGI under the ABX-Controlled Rights will be subject to the applicable terms of the agreements pursuant to which ABX acquired such ABX-Controlled Rights, including without limitation the Product License. It is understood that ABX may provide a copy of some or all of this Agreement to XT and other parties to such agreements.

9.   REPRESENTATIONS AND WARRANTIES.

     9.1  ABX. ABX represents and warrants that:

          (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein;

          (ii) it has not previously granted and will not grant any rights inconsistent or in conflict with the rights and licenses granted to CGI herein;

          (iii) there are no existing or threatened actions, suits or claims pending against ABX with respect to the Licensed Technology or the right of ABX to enter into and perform its obligations under this Agreement;

          (iv) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Licensed Technology, or any portion thereof, with respect to the manufacture, sale, offer for sale, use, or import of the Product in the Gene Therapy field; and

          (v) Attachment B hereto sets forth all ABX-Controlled Rights as of the Effective Date; ABX shall not terminate (or permit to be terminated), or alter or amend, any of the ABX-Controlled Rights in a manner that adversely affects or may adversely affect CGI, without CGI's prior written consent.

     9.2  CGI. CGI represents and warrants that:

          (i) it has the full right and authority to enter into this Agreement;

          (ii) to its knowledge, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of CGI to enter into and perform its obligations under this Agreement; and
----------
[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (iii) it has not entered and during the term of this Agreement will not enter any other agreement inconsistent or in conflict with this Agreement.

     9.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ABX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, REGARDING PRODUCTS OR THE LICENSED TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF LICENSED TECHNOLOGY CLAIMS, ISSUED OR PENDING.

     9.4 Effect of Representations and Warranties. It is understood that if the representations and warranties under this Article 10 are not true and accurate and a party incurs liabilities, costs or other expenses as a result of such falsity, the party at fault shall indemnify, defend and hold the injured party harmless from and against any such liabilities, costs or expenses incurred, provided that the party at fault receives prompt notice of any claim against the injured party resulting from or related to such falsity and the sole right to control the defense or settlement thereof.

10.  TERM AND TERMINATION.

     10.1 Effectiveness. This Agreement shall become effective as of the Effective Date and the license rights granted by ABX under Article 2 above shall be in full force and effect as of such date.

     10.2 Term. Unless earlier terminated pursuant to the other provisions of this Article 10, this Agreement shall continue in full force and effect until the later of

          (i) the expiration of the last to expire patent within the Licensed Technology claiming Product; or

          (ii) the twentieth anniversary of the Effective Date.

The licenses granted under Article 2 shall survive the expiration (but, except as expressly provided in Section 10.5 below, not an earlier termination) of this Agreement; provided that such licenses shall in such event become nonexclusive.

     10.3 Termination for Breach. Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such shall have continued for sixty days after written notice thereof was provided to the breaching party by the nonbreaching party that terminates the Agreement as to such party. Any termination shall become effective at the end of such sixty day period unless the breaching party has cured any such breach or default prior to the expiration of the sixty day period. However, if the party alleged to be in breach of this Agreement disputes such breach within such sixty day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined by an arbitration proceeding in accordance with Section 11.12 below that this Agreement was materially breached, and the breaching party fails to cure such breach within thirty days following the final decision of the arbitrators or such other time as directed by the arbitrators.

     10.4 Other Termination Rights. CGI may terminate this Agreement and the license granted herein, in its entirety or as to any particular patent within the Licensed Technology in a particular country, at any time, by providing ABX ninety (90) days written notice. In the event of termination as to a particular country, the subject patent in such country shall cease to be within the Licensed Technology (and the ABX- Controlled Rights, if applicable) for all purposes of this Agreement.

     10.5 Effect of Termination.

     10.5.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party or which is attributable to a period prior to such termination.

     10.5.2 In the event this Agreement is terminated for any reason, CGI and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose (consistent with all applicable regulations and law) of the stock of any Product subject to this Agreement then on hand. Upon termination of this Agreement by ABX for any reason, any sublicense granted by CGI hereunder shall survive, provided that upon request by ABX, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

     10.5.3 This Agreement, including the license granted in Article 2, is independent of, and shall not be affected by, any breach or termination of the Gene Therapy Rights Agreement or any other agreement between the parties or their Affiliates. In the event of the termination of the Gene Therapy Rights Agreement, the rights and obligations of the parties hereto under Article 10 of that agreement (Indemnification) shall be deemed to be part of this Agreement.

     10.5.4 Section 4.3 and Articles 7, 9, and 11 shall survive the expiration and any termination of this Agreement for any reason.

11.  MISCELLANEOUS.

     11.1 Governing Laws. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

     11.2 Waiver. It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     11.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may, without the written consent of the other, assign its rights and delegate its obligations hereunder to (i) any entity to which it has acquired all or substantially all of the business or assets of the assigning party related to the subject matter of this Agreement, or (ii) any successor corporation resulting from any merger or consolidation with another corporation; provided, however, that neither party shall sell or transfer all or substantially all of its business or assets related to the subject matter of this Agreement unless the assignee or transferee agrees in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

     11.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     11.5 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

     11.6 No Implied Obligations. Except as expressly provided in Article 5 above, nothing in this Agreement shall be deemed to require CGI to exploit the Licensed Technology nor to prevent CGI from commercializing products similar to or competitive with any Product, in addition to or in lieu of such Product.

     11.7 Notices. Any notice required or permitted to be given to the parties hereto shall be given in writing and shall be deemed to have been properly given if delivered in person or when received if mailed by first class certified mail to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

               Cell Genesys, Inc.:  Cell Genesys, Inc.
                                    342 Lakeside Drive
                                    Foster City, California 94404
                                    Attn: President

               Abgenix, Inc.:       Abgenix, Inc.
                                    7601 Dumbarton Circle
                                    Fremont, California 94555
                                    Attn: President

     11.8 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of ABX and CGI are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. CGI shall use efforts consistent with prudent business judgment to obtain such approvals. ABX shall cooperate with CGI and shall provide assistance to CGI as reasonably necessary to obtain any required approvals.

     11.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties shall discuss in good faith appropriate revised arrangements.

     11.10 Force Majeure. Nonperformance of a party (except nonperformance of payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform, is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party.

     11.11 No Consequential Damages. IN NO EVENT SHALL A PARTY HERETO BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

     11.12 Dispute Resolution; Arbitration. The parties will attempt to resolve any dispute under this Agreement by mutual agreement, and, if required, there shall be a face-to-face meeting between the Chief Executive Officer of CGI and the Chief Executive Officer of ABX. Any dispute under this Agreement which is not settled after such meeting, shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by three arbitrators appointed in accordance with said rules. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties to the arbitration. Each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' fees. The arbitration shall be held in San Francisco, California. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty days following the final decision of the arbitrators. Any arbitration subject to this Section 11.12 shall be completed within six months from the filing of notice of a request for such arbitration.

     11.13 Complete Agreement. It is understood and agreed between ABX and CGI that this Agreement constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of ABX and CGI.

     11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

     11.15 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     11.16 Nondisclosure. Except as provided in Article 7, each of the parties hereto agrees not to disclose to any third party the terms of this Agreement without the prior written consent of each other party hereto, except to advisors, investors, licensees, sublicensees and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Without limitation upon any provision of this Agreement, each of the parties hereto shall be responsible for the observance by its employees, consultants and contractors of the foregoing confidentiality obligations.

     11.17 Indemnification. The indemnification obligations of the parties hereunder shall be as set forth in the Gene Therapy Rights Agreement.

     11.18 Conformity with GenPharm Cross-License. The rights and licenses granted to CGI hereunder shall be subject to that certain Cross License Agreement entered into by the parties and GenPharm International, Inc., effective as of March 26, 1997 (the "Cross License"), and to the extent that this Agreement purports to grant greater rights to CGI than is permitted under the Cross License, such rights shall be granted only to the extent permitted under the Cross License, and the terms of the Cross License shall control.

     IN WITNESS WHEREOF, the parties have executed this Agreement, through their respective officers hereunto duly authorized, as of the day and year first above written.

ABGENIX, INC.                           CELL GENESYS, INC.

By:                                     By:
   -----------------------------------     -------------------------------------

Name:                                   Name:
     ---------------------------------       -----------------------------------

Title:                                  Title:
      --------------------------------        ----------------------------------

* -- use if Product License is Exclusive Worldwide Product License
* -- use if Product License is Exclusive Qualified Worldwide Product License *** -- use if Product License is Exclusive Home Territory Product License **** -- use if Product License is Co-Exclusive Worldwide Product License

                                  ATTACHMENT A

                             SUBORDINATION STATEMENT


[To Abgenix]


     This notice is sent to Abgenix pursuant to Section 2.4(b) of the CGI Product Sublicense with respect to _____________________ (the "Sublicense Antigen") between Abgenix and Cell Genesys. The undersigned party (the "Subordinating Third Party") agrees that the sublicense granted to the Subordinating Third Party under its Direct Third Party Sublicense with Abgenix with respect to the Sublicense Antigen shall be subordinate in all respects to any Direct Third Party Sublicense with respect to the Sublicense Antigen entered into between Abgenix and ________________________ (the "Subsequent Direct Third Party Sublicensee") in accordance with Section 2.4 of the CGI Product Sublicense for the Sublicense Antigen (i.e., the sublicense granted to the Subordinating Third Party under its Direct Third Party Sublicense with Abgenix related to the Sublicense Antigen shall be of no force or effect to the extent that the GenPharm Cross license does not permit both that sublicense and the Direct Third Party Sublicense to the Subsequent Direct Third Party Licensee related to the Sublicense Antigen).





--------------------------------------
(the Subordinating Third Party)


By:
   -----------------------------------

Name:
     ---------------------------------

Title:
      --------------------------------

Date:
      --------------------------------

                                  ATTACHMENT B

                          PAYMENTS DUE TO THIRD PARTIES



[TO BE COMPLETED AT TIME OF EXECUTION]

                                  ATTACHMENT C

               NOTICE OF PARTIAL TERMINATION OF DIRECT SUBLICENSE

[To Xenotech]

     This notice is sent to Xenotech pursuant to Section 9.3 of the Direct Sublicense of GenPharm Rights entered into by and between Cell Genesys and Xenotech effective as of November __, 1997.

     Cell Genesys hereby terminates, effective as of __________________, its rights under the Direct Sublicense of GenPharm Rights in the countries indicated below with respect to the CGI Product Antigen indicated below.

CGI Product Antigen:_________________________________.

Countries: __________________________________.


Cell Genesys, Inc.


By:
   -----------------------------------
   Name:
   Title:
   Date:












cc:  [Abgenix]

                                  ATTACHMENT D

                              ABX-CONTROLLED RIGHTS



[TO BE COMPLETED AT TIME OF EXECUTION.]

[Note when completing: This Exhibit D will reflect the ABX-Controlled Rights as of the effective date of each CGI Product Sublicense, and will include the rights indicated in Exhibit D of the Gene Therapy Rights Agreement, taking into account the changes, if any, in the ABX-Controlled Rights between the effective date of the Gene Therapy Rights Agreement and the effective date of the CGI Product Sublicense.]

                                    EXHIBIT C

                      [SAME AS EXHIBIT G TO EXHIBIT 10.13]

                                    EXHIBIT D

[***]





















[***] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E

                                 EXERCISE NOTICE

                                                                          [DATE]

[To Abgenix:]

     Pursuant to Section 2.2 of the Gene Therapy Rights Agreement, Cell Genesys, Inc. ("CGI") exercises its option for the Six-Month Period beginning on [January 1,_________] [July 1, _________] and requests that Abgenix, Inc. ("ABX") select an Antigen on behalf of CGI.



ANTIGEN TO BE SELECTED:
(Attach additional pages if necessary.)



SCIENTIFIC BACKGROUND:
(Attach additional pages if necessary.)














By:
   ----------------------------------

Print Name:
            -------------------------


_____MARK HERE if CGI desires ABX to select this Antigen pursuant to Section 7.1 of the 1996 Master Research License and Option Agreement, and ATTACH ADDITIONAL INFORMATION to support selection of this Antigen under Section 7.1.